EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

dated as of

February 15, 2008

by and among

PLATINUM SELECT HEALTHCARE STAFFING, INC.,

AMN HEALTHCARE, INC. (as to certain provisions),

PLATINUM SELECT, L.P.,

and

the PARTNERS OF PLATINUM SELECT, L.P.

EXECUTION COPY

EXECUTION COPY

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR		34
4.1	Organization, Corporate Power and Authority	34
4.2	Authorization of Agreement	34
4.3	Effect of Agreement	35
4.4	Approvals	35
4.5	Sufficient Funds	35

ARTICLE 5 ADDITIONAL COVENANTS		35
5.1	Confidentiality	35
5.2	Audit Cooperation	35
5.3	All Reasonable Efforts	36
5.4	Post-Closing Cooperation Relating to Assets and Excluded Assets.	36
5.5	No Post-Closing Retention of Copies	37
5.6	Post-Closing Tax Matters	37
5.7	Continued Existence of Seller	37
5.8	Use of Purchase Price; Employee Matters	37
5.9	No Continuing Business Operations; Noncompetition	39
5.10	Continuing Employees Confidentiality, Non-Competition and Non-Solicitation Agreements	39
5.11	Release of Guarantees	39
5.12	Nonassignable Contracts	39
5.13	Professional Liability Insurance	40

ARTICLE 6 THE CLOSING – SELLER AND PARTNER DELIVERABLES AND ACTIONS		40
6.1	Performance	40
6.2	Employees.	40
6.3	Bank of Texas Pay-Off	40
6.4	Liabilities Schedule	40
6.5	Seller Closing Debt	41
6.6	Partner Independent Consultant Agreements	41
6.7	Other Independent Consultant Agreements	41
6.8	Insurance; Insurance Tail	41
6.9	Transfer of A/R Bank Accounts	41
6.10	Seller Contracts Workbook	41
6.11	Additional Closing Deliverables and Actions	41

ARTICLE 7 THE CLOSING – BUYER DELIVERABLES AND ACTIONS		42
7.1	Performance	42
7.2	Additional Closing Deliverables and Actions	42

ARTICLE 8 SURVIVAL		43
8.1	Survival of Seller’s and the Partners’ Representations and Warranties	43
8.2	Survival of Buyer’s and Guarantor’s Representations and Warranties	43
8.3	Survival of Post-Closing Covenants	44

ARTICLE 9 INDEMNIFICATION; HOLDBACK		44
9.1	Obligations of Seller and the Partners	44

EXECUTION COPY

9.2	Obligations of Buyer	45
9.3	Limitations	45
9.4	Notice of Claim	47
9.5	Defense of Third-Party Claims	48
9.6	Contents of Notice of Claim	48
9.7	Resolution of Notice of Claim	49
9.8	Payment of Indemnification Claims	50
9.9	Release of Remaining Holdback Amount	50
9.10	Tax Consequences of Indemnification Payments	50
9.11	Appointment of Seller as Attorney-In-Fact	50
9.12	Insurance Proceeds	51

ARTICLE 10 TERMINATION		52
10.1	Termination by Mutual Consent	52
10.2	Procedure and Effect of Termination	52

ARTICLE 11 GENERAL		52
11.1	Amendments; Waivers	52
11.2	Schedules; Exhibits; Integration	52
11.3	Governing Law; Submission to Jurisdiction	52
11.4	No Assignment	53
11.5	Headings	53
11.6	Counterparts	53
11.7	Publicity and Reports	53
11.8	Remedies	53
11.9	Parties in Interest	53
11.10	Notices	53
11.11	Expenses and Attorneys Fees	55
11.12	Specific Performance	55
11.13	Guaranty	55

ARTICLE 12 DEFINITIONS		55

List of Exhibits

Exhibit A	Operating and Integration Plan
Exhibit B	Form of Partner Independent Consultant Agreement
Exhibit C	Form of Independent Consultant Agreement between Seller and each of Barrett Alley, Wil Batchler, Carlos Mendez and Verve Communications
Exhibit D	Legal Opinion of Baker & McKenzie LLP
Exhibit E	Consent of Spouse
Exhibit F	Assignment of Intellectual Property
Exhibit G	Assignment and Assumption of Office Lease
Exhibit H	Assignment and Assumption of Office Sublease
Exhibit I	Assignment and Assumption of Temporary Storage Agreement
Exhibit J	Bill of Sale and Assignment of Contract Rights
Exhibit K	Confidentiality, Non-Competition and Non-Solicitation Agreement

EXECUTION COPY

List of Required Schedules

Schedule 1.1(d)	Transferable Permits and Approvals
Schedule 1.1(g)	Deposits and Prepaid Expenses
Schedule 1.1(h)	Contracts
Schedule 1.3	Assumed Liabilities
Schedule 2.2(b)	Liability Payments
Schedule 2.4	Earnout Calculation
Schedule 3.10(d)	Debt
Schedule 5.8(b)	Healthcare Employee Payroll Amount and Undetermined Commissions
Schedule 5.11	Partner Guarantees
Schedule 5.12	Nonassignable Contracts
Schedule 6.10(m)	Marital Status of the Limited Partners
Schedule 12-1	Assumed Working Capital Obligations
Schedule 12-2	Logo
Schedule 12-3	Permitted Encumbrances

Disclosure Schedule

Section 3.1	Jurisdictions Where Seller is Qualified to do Business
Section 3.4	Effect of Agreement
Section 3.5	Approvals
Section 3.6(a)	Capitalization of Seller
Section 3.7(a)	Intellectual Property
Section 3.7(b)	Information Regarding Seller Licenses
Section 3.7(e)	Software Licenses
Section 3.7(f)	Source Code in Escrow
Section 3.7(i)	Certain Communications and Rights
Section 3.7(k)	Owned Intellectual Property Not Developed Internally
Section 3.7(l)	Proprietary Information and Assignment of Inventions
Section 3.7(n)	Open Source Materials
Section 3.7(o)	Servers and Internet Information
Section 3.8	Material Contracts
Section 3.9(a)	Tax Returns
Section 3.9(b)	Liability For Taxes
Section 3.9(c)	Payment and Withholding of Taxes
Section 3.9(e)	Claims that Seller may be Subject to Taxation in Additional Jurisdictions
Section 3.9(f)	Audits
Section 3.9(i)	Nonqualified Deferred Compensation Plans
Section 3.10(a)	Financial Statements
Section 3.10(b)	Alleged Deficiencies
Section 3.10(c)	Bank Account Information
Section 3.11	Legal Proceedings

EXECUTION COPY

Section 3.12	Real and Personal Property
Section 3.13	Absence of Certain Changes
Section 3.14(a)	Defaults
Section 3.15(a)	Compliance With Applicable Law
Section 3.15(b)	Disclosures
Section 3.15(c)	Permits and Approvals
Section 3.17(a)	Seller Benefit Arrangements
Section 3.17(d)	Contributions and Payments
Section 3.17(f)	Participation in Seller Benefit Arrangements
Section 3.17(j)	Certain Contracts and Benefits
Section 3.17(k)	Seller Employees
Section 3.17(l)	Disputes and Labor Issues
Section 3.18	Insurance
Section 3.21	Privacy Policy
Section 3.22	Accounts Receivable
Section 3.23	Legal and Accounting Advisors

Attachment 3.10(a)-1	Seller Financial Statements
Attachment 3.11-1	Workers Compensation Claims Log
Attachment 3.12-1	Fixed Assets included in Seller Balance Sheet
Attachment 3.17(k)-1	Corporate Employees
Attachment 3.17(k)-2	Healthcare Employees
Attachment 3.17(k)-3	Platinum Select Work Order End Date Report
Attachment 3.17(k)-4	Corporate Employee Bonus Arrangements
Attachment 3.22-1	Accounts Receivable as of December 31, 2007
Attachment 3.22-2	Accounts Receivable as of February 11, 2008

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 15, 2008, among Platinum Select Healthcare Staffing, Inc., a Texas corporation (“Buyer”), Platinum Select, L.P., a Texas limited partnership (“Seller”), Platinum Select Management, L.L.C., a Texas limited liability company and general partner of Seller (“General Partner”), Patrick Aunkst (“Aunkst”), Kristi Bomar (“Bomar”), Robert Quigley (“Quigley”), Stephanie Houston (“Houston”) and Lyle Seedig (“Seedig”) (each of Aunkst, Bomar, Quigley, Houston and Seedig, a “Limited Partner” and, together, the “Limited Partners,” and, together with General Partner, the “Partners”), and, with respect to Article 4, Section 7.2(f), Section 8.2 and Section 11.13 only, AMN Healthcare, Inc., a Nevada corporation (“Guarantor”). Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in Article 12.

R E C I T A L S

WHEREAS, Seller is engaged in the Business.

WHEREAS, the Partners are the only partners of Seller and collectively own 100% of the rights and interest in Seller, including rights to receive distributions of revenues, allocations of income and loss and distribution of liquidation proceeds and all management rights, voting rights and rights to consent.

WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell, transfer, assign and convey such assets, properties and contractual rights to Buyer, and in conjunction therewith, Buyer desires to assume certain identified obligations and liabilities associated with such assets so purchased, all on the terms and subject to the conditions described herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer’s willingness to enter into this Agreement, Landry Seedig is executing and delivering to Buyer an employment offer letter (including the non-competition and non-solicitation covenants set forth therein and the related Confidentiality and Assignment of Inventions Agreement attached as an exhibit thereto) (the “Employment Agreement”), which Employment Agreement shall become effective only at the Closing.

WHEREAS, as a further condition and inducement for Buyer to enter into this Agreement, concurrent with the execution and delivery of this Agreement, the Partners have, by resolutions duly adopted by the Partners, approved and adopted the terms of this Agreement and the transactions contemplated hereby.

A G R E E M E N T

In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

The transactions contemplated by this Agreement are as follows:

1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, irrevocably assigns and delivers to Buyer, and Buyer hereby purchases from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, without limitation, the following (but excluding the Excluded Assets):

(a) all intellectual property which is used in the Business or is necessary for the operation of the Business as presently conducted or as contemplated to be conducted, including any or all of the following and all rights in, arising out of, or associated therewith, including, without limitation, all such rights used in the operation of the Business: (i) any and all patents and/or patent applications which may be granted on or claim priority of (or serve as the basis for a priority claim by) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, together with all priority rights and counterpart applications under any existing or future international patent conventions, agreements or treaties; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical information, data and Customer lists, engineering procedures and all documentation relating to any of the foregoing; (iii) all Trademarks, Domain Names, Trade Secrets and all other rights corresponding thereto throughout the world; (iv) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all Software, including, without limitation, source code (but excluding “shrink wrapped” software which is generally available to the public); (vi) all works of authorship, databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and the right to sue third parties for infringement (including, without limitation, damages and injunctive relief) of any of the foregoing based on activities occurring prior to and including the Closing Date, and any current or future right to receive royalties based on any of the foregoing, whether choate or inchoate, known or unknown, contingent or non-contingent (collectively, the “Intellectual Property”), including, without limitation, the specific items identified in Section 3.7(a) of the Disclosure Schedule;

(b) all existing documentation relating to the development, use, maintenance and operation of the Intellectual Property;

(c) all Tangible Personal Property, including those items described in Section 3.12 of the Disclosure Schedule, and all rights and interests in, or benefits under, any leases of Tangible Personal Property;

(d) all permits, licenses, franchises, consents and other approvals and operating rights relating to the Assets that are assignable or transferable, including those permits, licenses, franchises, consents and other approvals and operating rights described in Schedule 1.1(d);

(e) all data and records in Seller’s or any of the Partner’s possession related to the Assets or the operation of the Business, including financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents;

(f) all claims of Seller against third parties relating to the Assets or the operation of the Business, whether choate or inchoate, known or unknown, contingent or noncontingent;

(g) all rights of Seller’s relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the Assets or the operation of the Business, including those rights described in Schedule 1.1(g);

(h) all rights and interests in and to the Contracts of Seller, including, without limitation, the Contracts of Seller listed in Schedule 1.1(h) and the Seller Contracts Workbook;

(i) all other tangible and intangible assets of Seller used in the Business which are not identified as “Excluded Assets” pursuant to Section 1.2;

(j) all data and information that is collected from, or on behalf of, visitors or users of Seller’s website (or the services provided by Seller’s website), including, without limitation, user names, passwords, account recovery detail, aggregate information, web analytics, all information collected, processed and/or stored through use of TKO software, and any other information necessary for operating the services provided by Seller’s website following the Closing as such website was running as of the date hereof and immediately prior to the Closing;

(k) all accounts receivable related to the Business and relating to services rendered (i) by Seller prior to the Closing or (ii) by Buyer after the Closing pursuant to any Contract not assigned to Buyer at the Closing by operation of Section 5.12 hereto;

(l) all A/R Bank Accounts; and

(m) all routing and billing information and components used in connection with the Business, including, without limitation, all routing and billing computer software and programs containing any Customer information.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets”.

1.2 Assets Not Transferred. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated in Section 1.1, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all minute books, stock records, ownership records, corporate seals, partnership seals and tax returns;

(b) all personnel records and other records that Seller is required by Law to retain in its possession; provided, however, that Buyer has been provided copies of all personnel records for all Continuing Employees;

(c) all purchased tickets for the 2007-2008 National Basketball Association season to Dallas Mavericks basketball games (both regular and post-regular season games) and all rights to purchase tickets for future National Basketball Association seasons;

(d) all insurance policies of Seller other than those included in the Assumed Seller Benefits Arrangements;

(e) the laptop computers used by the Limited Partners; provided, however, that there shall be no more than five (5) of such computers and only one (1) computer per Limited Partner, and provided, further, that all data, records and other information related to the Assets shall be entirely and permanently deleted from each Limited Partner’s computer at or before the later of (i) the Closing and (ii) the termination of any consulting or employment arrangement between such Limited Partner and Buyer; and

(f) all rights of Seller and the Partners under the Transaction Documents.

1.3 Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby assumes, takes the Assets subject to and shall be liable for, only those liabilities and obligations identified on Schedule 1.3 (collectively, the “Assumed Liabilities”).

1.4 Other Liabilities Not Assumed. Except for the Assumed Liabilities, Buyer does not and shall not be deemed to assume any other liabilities or obligations of Seller in connection with the Transactions. All liabilities and obligations of Seller other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities”. The Excluded Liabilities will include, without limitation, the following (but, for avoidance of doubt, will not include any Assumed Liabilities):

(a) any liabilities or obligations (whether assessed or unassessed) of Seller for any Taxes, any Transfer Taxes (whether imposed on Seller or Buyer) and any Taxes of the Business for any period (or portion thereof) ending on or prior to, the Closing Date;

(b) any and all liabilities or obligations of Seller or the Partners payable to any Person identified on Schedule 2.2(b) hereto, whether or not such liabilities are set forth on Schedule 2.2(b) and whether or not such liabilities are accrued in connection with, or with respect to, any Asset or the Business;

(c) except for the Healthcare Employee Payroll Amount and any Undetermined Commissions set forth on Schedule 5.8(b) hereto, any liabilities or obligations arising out of or related to (i) the employment or other service relationship with Seller, and (ii) the termination or compensation by Seller of any Seller Employee or other current or former service provider of Seller, including, without limitation, any Taxes (including, without limitation, any employer withholding and similar obligations), compensation claims, workers’ compensation benefits or 401(k) Matching Payments, whether or not such liabilities are accrued in connection with, or with respect to, the Business or the sale of the Assets pursuant hereto; provided that any liability or obligation under or relating to any Assumed Seller Benefit Arrangement (other than any liability or obligation related to Seller’s 401(k) plan, including the 401(k) Matching Payments) with respect to an event or circumstance first occurring or arising after the Closing Date shall not be an Excluded Liability;

(d) any liabilities or obligations of Seller or the Partners incurred, arising from or out of or in connection with this Agreement or the events or negotiations leading up to this Agreement;

(e) all liabilities or obligations of Seller or the Partners in respect of any of the Excluded Assets, including, without limitation, liability for any breaches or nonfulfillments of representations, warranties and covenants (including support requirements and indemnification provisions);

(f) any liabilities or obligations under or relating to any Seller Benefit Arrangement, whether or not such liability or obligation arises prior to or after the Closing Date; provided that any liability or obligation under or relating to any Assumed Seller Benefit Arrangement (other than any liability or obligation related to Seller’s 401(k) plan, including the 401(k) Matching Payments) with respect to an event or circumstance first occurring or arising after the Closing Date shall not be an Excluded Liability; and

(g) any other liability or obligation to which a Seller Employee becomes entitled under any compensatory, benefit or severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, under any Law or otherwise, as a result of, or in connection with, the sale of the Business hereunder.

ARTICLE 2

CLOSING DATE/PURCHASE PRICE

2.1 Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California 94025 concurrently with the execution and delivery of this Agreement by all of the parties hereto (the “Closing Date”). All transactions shall be deemed to take place simultaneously and none of them shall be deemed to have occurred until all shall have occurred.

2.2 Purchase Price. As consideration for the sale to Buyer of the Assets, subject to the provisions of Section 2.4 hereof, Buyer shall pay to Seller cash in the amount of (i) thirty two million, eight hundred eighty four thousand, six hundred dollars ($32,884,600), less (ii) the amounts, if any, set forth on Schedule 2.2(b) hereto, plus (iii) the Net Working Capital Increase, if any, less (iv) the Net Working Capital Decrease, if any (“Purchase Price”). The Purchase Price shall be paid as follows:

(a) An amount in cash (the “Initial Cash Payment”) equal to (i) thirty two million, eight hundred eighty four thousand, six hundred dollars ($32,884,600), less (ii) the amounts, if any, set forth on Schedule 2.2(b) hereto, less (iii) the Holdback Amount to be paid to Seller at Closing in cash by wire transfer of immediately available funds;

(b) The Transaction Expenses and Seller Closing Debt (including, without limitation, any Debt outstanding and payable to Bank of Texas and set forth in the Pay-Off Letter) set forth on Schedule 2.2(b) which shall be paid to those Persons identified on Schedule 2.2(b) hereto (which Schedule 2.2(b) hereto shall be delivered to Buyer immediately prior to the Closing) at Closing in cash by wire transfers of immediately available funds (the “Liability Payments”);

(c) Two million five hundred thousand dollars ($2,500,000) (the “Holdback Amount”) to be paid to Seller, if at all, subject to the provisions of Article 9 hereof; and

(d) The Net Working Capital Increase, if any, to be paid to Seller, if at all, subject to the provisions of Section 2.3 hereof.

2.3 Net Working Capital Adjustment. Within ten (10) Business Days after the Closing Date, Seller shall deliver to Buyer an unaudited balance sheet of Seller as of the close of business on the Closing Date (the “Closing Balance Sheet”), together with a certificate signed by Aunkst and Bomar (i) certifying that the Closing Balance Sheet fairly presents, on a good faith basis and using Seller’s commercially reasonable efforts, the financial position of Seller as of the Closing Date, (ii) setting forth the amount of Seller’s Net Working Capital as of the Closing Date, (iii) setting forth an accurate and complete list of Seller’s accounts receivable as of the Closing Date which indicates the aging of such accounts receivable and (iv) including Seller’s calculation of the Net Working Capital (the “Closing Balance Sheet Certificate”). Following the delivery by Seller of the Closing Balance Sheet Certificate, Buyer and its representatives shall be given all such access as they may reasonably require to those books and records of Seller in the possession of, and/or under the control of, Seller and/or the Partners, and access to such current or former Seller Employees or representatives of Seller as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Closing Balance Sheet and/or the contents of the Closing Balance Sheet Certificate. Buyer shall have ten (10) Business Days following receipt of the Closing Balance Sheet Certificate to notify Seller in writing either that (i) the Net Working Capital as proposed by Seller is acceptable (“Confirmation Certificate”) or (ii) the Net Working Capital as proposed by Seller is not acceptable (a “Balance Sheet Dispute Notice”). If a Confirmation Certificate is delivered by Buyer, then the Net Working Capital set forth in the Closing Balance Sheet Certificate shall be the Net Working Capital for purposes of this Agreement. If a Balance Sheet Dispute Notice is delivered by Buyer, the Net Working Capital shall be determined by negotiation between Buyer and Seller. If Buyer and Seller shall be unable to reach agreement with respect to such calculation within thirty (30) days after delivery of a Balance Sheet Dispute Notice to Seller by Buyer, the determination of such amount shall be submitted to the San Diego office of Ernst & Young LLP, independent certified public accountants (the “Independent Accountant”), for review and such review by the Independent Accountant shall be limited to (a) such items and calculations as were addressed in the written notice of objection of Buyer that have not been resolved by the parties and (b) any factual or mathematical errors contained in the information provided by Seller. In the event that Buyer and Seller shall submit any dispute to the Independent Accountant, each such party may submit a “position paper” to the Independent Accountant setting forth the position of such party with respect to such dispute, to be considered by such Independent Accountant as it deems fit. The parties shall cause the Independent Accountant to review, subject to limitations of the previous sentence, as promptly as practicable, the calculation of Net Working Capital and to make, subject to the limitations of the previous sentence, such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The Independent Accountant shall issue a written report of its review, setting forth in reasonable detail its calculation of Net Working Capital, which calculation shall be conclusive and binding on the parties to this Agreement and shall be the sole and exclusive means of resolving such disputes. If requested by the Independent Accountant, Buyer and Seller (on its own behalf and on behalf of the General Partner and the Limited Partners) shall execute an engagement letter with the Independent Accountant setting forth the terms and conditions of such engagement, which shall be consistent with the terms of this Section 2.3. If the Independent Accountant is engaged pursuant to this Section 2.3, Buyer and Seller shall use commercially reasonable efforts to cause the Independent Accountant to complete its review and written report as soon as reasonably practicable following such engagement. All fees and expenses relating to the engagement of the Independent Accountant shall be borne equally by Buyer and Seller, and the portion of such fees and expenses payable by Seller shall be “Seller Expenses” which Buyer may, in its sole discretion, elect to pay to the Independent Accountant, in which case the amount of Seller Expenses shall be “Losses” for purposes of Article 9 without regard to the Basket and shall, among other remedies available to Buyer, be subject to Buyer’s Rights of Set-Off. Following the determination of the Net Working Capital in accordance with this Section 2.3, (i) the Net Working Capital Increase, if any, shall be paid to Seller on the fifth (5th) Business Day following the date that the determination of the Net Working Capital shall become conclusive and binding on the parties to this Agreement in accordance with this Section 2.3 or (ii) the Net Working Capital Decrease, if any, shall, at the sole election of Buyer, be “Losses” for purposes of Article 9 without regard to the Basket and be deducted from the Holdback Amount and/or be subject to Buyer’s Rights of Set-Off.

2.4 Earnout.

(a) Earnout Payment. In addition to the Purchase Price payable to Seller pursuant to Section 2.2 hereof, Seller shall, subject to and contingent upon achievement of the EBITDA and revenue threshold (for the Business as conducted by Buyer following the Closing) set forth on Schedule 2.4 hereto and measured for the 12 months ending at the close of business on December 31, 2008 (the “Earnout Period”), be entitled to receive an amount of cash equal to the Applicable Earnout Amount set forth on Schedule 2.4. The provisions of this Section 2.4(a) are subject to the provisions of Section 2.4(c) (regarding Buyer’s Rights of Set-Off) below.

(b) Time for Determination.

(i) As soon as reasonably practicable following December 31, 2008 and no earlier than the completion of Buyer’s annual audit, Buyer shall determine (A) the Earnout Period EBITDA, (B) the Earnout Period Total Revenue and (C) the resulting Applicable Earnout Amount. A copy of Buyer’s computation of the Earnout Period EBITDA, the Earnout Period Total Revenue, and the resulting Applicable Earnout Amount, in each case as set forth in, and (in the case of the Applicable Earnout Amount) calculated in accordance with, Schedule 2.4 hereto, shall be delivered to Seller on or prior to March 3, 2009 and, unless Seller shall object to such computation within ten (10) Business Days after receipt thereof in accordance with the provisions of Section 2.4(b)(ii) below, the computations shall be binding and conclusive on the parties to this Agreement for purposes of this Agreement.

(ii) If Seller shall object to Buyer’s computations by notifying Buyer in writing within ten (10) Business Days after receipt of Buyer’s computations pursuant to Section 2.4(b)(i), the amount of Earnout Period EBITDA or Earnout Period Total Revenue and/or the resulting Applicable Earnout Amount shall be determined by negotiation between Buyer and Seller. If Buyer and Seller shall be unable to reach agreement with respect to such computations within thirty (30) days after such notification to Buyer by Seller, the determination of such amounts shall be submitted to the Independent Accountant for review, and such review by the Independent Accountant shall be limited to (A) such items and calculations as were addressed in the written notice of objection of Seller that have not been resolved by the parties and (B) any factual or mathematical errors contained in the information provided to or by Buyer. The parties shall cause the Independent Accountant to review, subject to limitations of the previous sentence, as promptly as practicable, the calculation of the Earnout Period EBITDA and the Earnout Period Total Revenue and to make, subject to the limitations of the previous sentence, such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The Independent Accountant shall issue a written report of its review, setting forth in reasonable detail its calculation of the Earnout Period EBITDA and the Earnout Period Total Revenue, which calculation with respect to matters solely involving the application of accounting principles or Tax rules shall be conclusive and binding on the parties to this Agreement and shall be the sole and exclusive means of resolving such disputes. If requested by the Independent Accountant, Buyer and Seller (on its own behalf and on behalf of the General Partner and the Limited Partners) shall execute an engagement letter with the Independent Accountant setting forth the terms and conditions of such engagement, which shall be consistent with the terms of this Section 2.4. If the Independent Accountant is engaged pursuant to this Section 2.4(b)(ii), Buyer and Seller shall use commercially reasonable efforts to cause the Independent Accountant to complete its review and written report as soon as reasonably practicable following such engagement. All fees and expenses relating to the engagement of the Independent Accountant shall be borne equally by Buyer and Seller. Buyer may, in its sole discretion, elect to (but under no circumstances shall be obligated to) pay to the Independent Accountant the fees and expenses for which Seller is responsible pursuant to this Section 2.4(b)(ii) (the “Seller Expenses”), in which case Buyer shall be reimbursed for such payment by deduction of the amount of the Seller Expenses from the Rights of Set-Off or the amounts due pursuant to this Section 2.4, if any, as “Losses” for purposes of Article 9; provided, however, that if and only if the Independent Accountant enters into an engagement letter with Buyer and Seller which provides that Buyer and Seller are severally and not jointly liable for equal portions of all of the Independent Accountant’s fees and expenses in excess of $30,000, Buyer will not deduct from the amounts due pursuant to Section 2.4 pursuant to Buyer’s Rights of Set-Off any amount of Seller Expenses which exceed $15,000 without Seller’s prior written consent, which shall not be unreasonably withheld.

(iii) The Applicable Earnout Amount, if any, shall be paid to Seller on the later of (A) March 17, 2009 and (B) the fifth (5th) Business Day following the date that the determination of the Applicable Earnout Amount shall become binding and conclusive on the parties to this Agreement in accordance with Section 2.4(b)(i) or 2.4(b)(ii) above, as the case may be.

(c) Right of Set-Off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.4 the amount of (i) any Net Working Capital Decrease and (ii) any Losses to which any Buyer Indemnified Party may be entitled under Article 9 of this Agreement or any other agreement entered into pursuant to this Agreement (the “Rights of Set-Off”).

(d) Conduct of the Business. For the period commencing on the Business Day immediately following the Closing Date and ending on the close of business on December 31, 2008, Buyer shall use commercially reasonable efforts to (i) conduct the Business in accordance with the operating and integration plan (the “Operating and Integration Plan”), which Operating and Integration Plan has been agreed upon by Buyer and Seller and is attached hereto as Exhibit A, and (ii) for each quarterly period of fiscal 2008, provide to the Partners financial information for the Business consisting of an income statement, a cash flow statement, a statement of budget versus actual results and a trial balance. Notwithstanding the foregoing, following the Closing Date, Buyer and Seller may, but shall not be obligated to, amend the Operating and Integration Plan, which amendment shall be binding on the parties to this Agreement and the Partners.

(e) Acknowledgement of Seller and the Partners. Seller and each Partner acknowledges that (i) upon the Closing and except as expressly provided to the contrary in Section 2.4(d) of this Agreement, Buyer has the right to operate the Business and Buyer’s other businesses in any way that Buyer deems appropriate in Buyer’s sole discretion, (ii) Buyer has no obligation to operate the Business in order to achieve any Applicable Earnout Amount or to maximize the amount of any Applicable Earnout Amount, (iii) there is no assurance that Seller will receive any Earnout Amount and Buyer has not promised or projected any Earnout Amount, (iv) Buyer has no fiduciary duty or express or implied duty to Seller or any Partner, including any implied duty of good faith and fair dealing, (v) the parties solely intend the express provisions of this Agreement to govern their contractual relationship, (vi) the right of Seller to payment of the Earnout Amount, if any, shall not bear any interest and (vii) the right of Seller to a portion of the Earnout Amount, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer or the Business and shall not entitle Seller to any rights common to any holder of any equity security of Buyer. Each of Seller and each Partner hereby waives any fiduciary duty or express or implied duty of Buyer to Seller or such Partner, including any implied duty of good faith and fair dealing, with respect to the matters contemplated by this Section 2.4.

2.5 Certain Tax Matters.

(a) Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer and any Buyer subsidiary from, any sales or use, transfer, real property gains, excise, stamp or other similar Taxes resulting from the sale of Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Transfer Taxes”). Buyer and Seller agree to cooperate to the extent commercially reasonable and legally permitted to minimize any Transfer Taxes.

(b) For purposes of complying with the requirements of Section 1060 of the Code, the Purchase Price and any other amounts that may be treated as part of the total consideration for the Assets, as determined for Tax purposes, shall be allocated among the Assets in accordance with fair market value of the Assets as provided in the purchase price allocation schedule to be prepared by Buyer in its reasonable discretion after consultation with Seller (the “Purchase Price Allocation Schedule”). Each of Buyer and Seller agrees to prepare its federal, state and foreign income Tax Returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to transfer of the Assets to Buyer in a manner consistent with such allocation. If any state, federal or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.

(c) Buyer shall be entitled to deduct and withhold from any payment made under this Agreement such amounts as may be required to be deducted and withheld under the Tax Laws of the United States, any state, or any political subdivision of either. To the extent amounts are so withheld and paid to any appropriate taxing authority, Buyer shall be treated as though it had paid that amount directly to the party entitled to receive such payment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND EACH PARTNER

Except as otherwise indicated in the Disclosure Schedule attached hereto (it being understood that Disclosure Schedule statements and information referenced in the Disclosure Schedule shall be organized under sections and subsections that correspond to those contained in this Agreement and that a statement or reference under a particular section or subsection of the Disclosure Schedule shall be deemed an exception only to (or, as applicable, a disclosure for purposes of only) (a) the representations and warranties of Seller and/or the Partners, as applicable, that are contained in the corresponding section or subsection of this Agreement and (b) any other representations and warranties of Seller and/or the Partners that are contained in this Agreement, but only, in each case, if the relevance of that statement or reference as an exception to (or disclosure for purposes of) such other representations and warranties is reasonably apparent on its face), Seller hereby represents and warrants to Buyer, and each Partner (severally and not jointly) hereby represents and warrants to Buyer, as follows:

3.1 Organization, Power and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Section 3.1 of the Disclosure Schedule contains a complete and accurate list of any other jurisdiction in which Seller is qualified to do business. Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction in which either ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller has all requisite partnership power and authority to own, operate and lease the Assets and to conduct the Business, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Seller is not in violation of its certificate of limited partnership or the Limited Partnership Agreement. Seller has provided Buyer with true, correct and complete copies of its certificate of limited partnership and the Limited Partnership Agreement. The Limited Partnership Agreement is in full force and effect, has not been amended since the date thereof and is the only agreement in effect governing the respective rights and obligations of the Partners with respect to Seller.

3.2 Subsidiaries. Seller does not have any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable for any equity or ownership interest), whether direct or indirect, in any Person. Seller is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Authorization and Approval of Agreements.

(a) The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, has been duly authorized by Seller and the Partners. This Agreement has been, and each other Transaction Document will be at the Closing, duly executed and delivered by Seller and constitute, or will constitute, when delivered, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and to the principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(b) This Agreement has been, and each other Transaction Document to which any Partner is a party will be at the Closing, duly executed and delivered by each such Partner and constitute, or will, when delivered, constitute the legal, valid and binding obligation of such Partner, enforceable against such Partner in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and to the principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

3.4 Effect of Agreement. The execution and delivery of the Transaction Documents to which Seller or any Partner is a party and each instrument required hereby to be executed and delivered by Seller or any Partner and the performance and consummation by Seller or any Partner of the Transactions will not (a) conflict with or violate the Limited Partnership Agreement or any Law to which Seller or any Partner is subject, or any judgment, award or decree applicable to Seller or any of the Assets, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in any loss of any benefit to which Seller is entitled under, any Material Contract or Permit, or (c) result in the creation or imposition of any Encumbrance upon the Business or any Asset.

3.5 Approvals. No Approval or Order or action of or filing with any Governmental Entity or other Person is required to be obtained by Seller or any Partner for the execution and delivery by Seller or any Partner of the Transaction Documents to which Seller or any Partner is a party or the consummation of the Transactions, including, without limitation, the sale, transfer, assignment and conveyance of all of Seller’s right, title and interests in and to the Assets to Buyer.

3.6 Capitalization.

(a) Section 3.6(a) of the Disclosure Schedule sets forth the name, address, and percentage ownership interest of each Partner of Seller. All outstanding limited partnership ownership interests in Seller have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, have been offered, issued and sold and delivered by Seller in compliance with all requirements of applicable Law and all requirements set forth in applicable contracts and Seller has received all consideration due to it in connection with the sale and issuance of such limited partnership ownership interests.

(b) Except as set forth in Section 3.6(a) of the Disclosure Schedule, there are no ownership appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any ownership interests of Seller or any securities or debt convertible into or exchangeable for Seller ownership interests or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding ownership interests or securities of Seller.

3.7 Intellectual Property.

(a) Section 3.7(a) of the Disclosure Schedule lists all of the Intellectual Property owned, used or held by or licensed by or to Seller, including, without limitation:

(i) all patents and pending patent applications owned by Seller, including for each such patent or patent application the patent or serial number, country, filing date and title;

(ii) all registered trademarks and service marks of Seller, and all pending applications for registration by Seller of trademarks, including for each such trademark or service mark, the registration or application number, country, filing and expiration date;

(iii) to the Knowledge of Seller, all worldwide common law trademarks and service marks of Seller;

(iv) all registered copyrights of Seller and all applications by Seller for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright;

(v) all Domain Names owned or used by Seller;

(vi) to the Knowledge of Seller, all unregistered Intellectual Property owned or used by Seller;

(vii) all material Software used in connection with the Business;

(viii) all licenses or sublicenses by Seller to any person or entity of (A) any of the rights identified in subparagraphs (i) through (vii) above, and (B) any of Seller’s other proprietary information;

(ix) all licenses or sublicenses by any other person or entity to Seller of any other material Intellectual Property; and

(x) any other instrument or other Contract governing any Intellectual Property Right.

(b) Each license, sublicense or other agreement identified in Section 3.7(a)(viii) and Section 3.7(a)(ix) of the Disclosure Schedule (each a “Seller License”) is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and to the principles of equity (regardless of whether considered in a proceeding in equity or an action at law). With respect to each Seller License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by Seller or, to the Knowledge of Seller, the other party thereto. Seller has not received any written notice (and Seller has no knowledge) of claims asserted by any person related to the use of any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes licensed by or to Seller or challenging or questioning the validity or effectiveness of any Seller License. Neither the execution, delivery or performance of this Agreement or the Transaction Documents to which Seller is a party nor the consummation of the Transactions (i) constitute a material breach of or default under any Seller License; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property Right; or (iii) materially impair the right of Seller to use, make, market, license, sell, copy, distribute or dispose of any Intellectual Property Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Seller to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution or disposition of any Intellectual Property Right by Seller, and none shall become payable as a result of the consummation of the Transactions.

(c) Seller has good and valid title to, or otherwise possesses adequate rights to use pursuant to the licenses listed in Section 3.7(a)(ix) of the Disclosure Schedule, all Intellectual Property necessary to permit Seller to conduct the business and operations of Seller in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof and the Assets include all such Intellectual Property.

(d) With respect to any Trademark used by Seller in the Business (each, a “Seller Mark”), to the Knowledge of Seller, (i) other than with respect to the Primary Marks, Seller has made prior use in commerce throughout the Territory of any Seller Mark as to any third party, (ii) other than with respect to the Primary Marks, such use by Seller has been continuous throughout the Territory since the initial use through to the present, (iii) each Seller Mark is valid, subsisting and enforceable, and (iv) Seller’s rights to each Seller Mark are superior to and enforceable against the rights of any third party. With respect to the Primary Marks, (A) Seller has made continuous use in commerce throughout the Territory of Primary Mark “A” since January 9, 2002 through to the present,

(B) Seller has made continuous use in commerce throughout the Territory of Primary Mark “B” since January 22, 2003 through to the present, and (C) Seller has made continuous use in commerce throughout the Territory of the Logo since May 20, 2004 through to the present.

(e) Section 3.7(a)(ix) of the Disclosure Schedule lists all licenses by any other person or entity to Seller of any Intellectual Property which is used in or related to the Business or is necessary for the operation of the Business as presently conducted or as proposed to be conducted (including, without limitation, any “shrink wrapped” software ) and such licenses are assignable to Buyer without third party consent and shall be assigned to Buyer as of the Closing, except the “shrink wrapped” software, which is generally available to the public.

(f) Except as set forth in Section 3.7(f) of the Disclosure Schedule, neither Seller nor any other party authorized to act on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other party authorized to act on its behalf to any party of any Seller Source Code. Section 3.7(f) of the Disclosure Schedule identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or other party, any Seller Source Code and further describes whether the execution of this Agreement or the Transaction Documents or the consummation of the Transactions, in and of itself, would reasonably be expected to result in the release from escrow of any Seller Source Code. As used in this Section 3.7, “Seller Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Seller-owned Intellectual Property Rights or any other Seller product or service marketed or currently proposed to be marketed by Seller.

(g) The Seller Employees have taken all actions necessary, appropriate or desirable to irrevocably assign or otherwise transfer to Seller all of their respective right, title and interest in and to any Intellectual Property Rights owned by them which are necessary to permit Seller to conduct the business and operations of Seller in substantially the same manner as it has been conducted during the last fiscal year and immediately prior to the date hereof. To the Knowledge of Seller, no current or former Seller Employee: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such Seller Employee’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; (ii) has developed any technology, Software, or other copyrightable, patentable or otherwise proprietary work for Seller that (A) is subject to any Contract (written or oral) under which such Seller Employee has assigned or otherwise granted (or may be required to assign or grant) to any third party any rights (including Intellectual Property Rights) in or to such technology, Software or copyrightable, patentable or otherwise proprietary work, (B) was developed during the hours for which such Seller Employee was legally, contractually or otherwise required to be working for any third party, (C) was developed on any computers or other equipment owned by any third party or (D) is substantially similar or related to any technology, Software, or other copyrightable, patentable or otherwise proprietary work of any third party which has employed or hired such Seller Employee. To the Knowledge of Seller, neither the employment of any employee of Seller, nor the use by Seller of the services of any consultant or Partner subjects Seller to any liability to any third party (including for improperly soliciting such employee or consultant to work for Seller). Any Partner who was employed by another party during the time when such Partner provided services to Seller represents that he or she has informed and received approval from such other party with respect to such Partner’s involvement with Seller.

(h) Neither the operation of the Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Seller product or service currently used, developed, made, marketed, licensed, sold, distributed or furnished by Seller (i) violates any Contract between Seller and any third party, or (ii) to the Knowledge of Seller, infringes or misappropriates any third party rights, including without limitation, property rights, intellectual property rights, moral rights and privacy rights. To the Knowledge of Seller, none of the Primary Marks infringes or misappropriates any third party rights, including without limitation, property rights, intellectual property rights, moral rights and privacy rights. Neither the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Seller product or service currently under development by Seller (i) violates any Contract between Seller and any third party, or (ii) infringes or misappropriates any third party rights, including without limitation, property rights, intellectual property rights, moral rights and privacy rights.

(i) Seller has not received any written threat, demand or notice of any claim from any person or entity asserting that Seller’s use of any of the Intellectual Property or the registration thereof constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other person or entity and Seller is not a party to any proceeding or outstanding Order, agreement or stipulation restricting in any manner the use, transfer, sale, assignment and/or licensing by Seller of any Intellectual Property, or which may affect the validity, use or enforceability of such Intellectual Property by Seller. All Intellectual Property used by Seller in the Business is valid and enforceable. Seller has received no communications from any third parties raising the possibility of licensing discussions for intellectual property rights held by such third party, which Seller reasonably suspects or believes are made due to the third party’s belief that Seller has infringed or misappropriated such party’s intellectual property rights.

(j) The disclosure by Seller, and the use and further disclosure by Buyer to Affiliates of Buyer or other Persons, of the Intellectual Property assigned to Buyer hereunder will not violate any privacy policy, data-sharing agreement, confidentiality agreement or non-disclosure agreement of which Seller is a party, or infringe or violate the privacy rights of any party.

(k) Except as set forth in Section 3.7(k) of the Disclosure Schedule, all of the Intellectual Property, other than the licensed Intellectual Property identified in Section 3.7(a)(ix) of the Disclosure Schedule, was entirely internally-developed by employees of Seller or validly transferred by such employees to Seller, and all inventorship, ownership, authorship, patent, copyright, trademark, trade secret and other rights relating to such Intellectual Property are owned by Seller free and clear of any obligation or agreement to any other person and will not, as a result of the transactions contemplated by this Agreement, be the subject of any obligation or agreement to any third party. Seller has not transferred, sold, and/or assigned any of its ownership rights in such Intellectual Property to any person or entity.

(l) Seller has taken all steps necessary, appropriate or desirable (including, without limitation, entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, employees and consultants of Seller with access to or knowledge of Seller’s patents, Trademarks, copyrights, inventions, Trade Secrets, Software licenses and other proprietary information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of Seller’s Intellectual Property. All current and former Seller Employees having access to proprietary information of Seller, its Customers or business partners and inventions owned by Seller have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions to Seller (in the case of proprietary information of Seller’s Customers and business partners, to the extent required by such Customers and business partners); and copies of all such agreements have been delivered to Buyer and, to the Knowledge of Seller, no such individual is in breach of such agreement. Section 3.7(l) of the Disclosure Schedule lists all agreements relating to the protection of such proprietary information and the assignment of inventions. Seller has secured valid written assignments from all current and former Seller Employees who were involved in, or who contributed to, the creation or development of any Intellectual Property Rights, of the rights to such contributions that may be owned by such persons or that Seller does not already own by operation of law. No current or former Seller Employee has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property Rights. No current or former Seller Employee has (i) excluded works or inventions made prior to his or her employment with Seller from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement or (ii) failed to affirmatively indicate in such proprietary information and inventions agreement that no such works or inventions made prior to his or her employment with Seller exist.

(m) Seller has not disposed of or abandoned or permitted to lapse any Intellectual Property Rights or disclosed to any person other than (i) representatives of Buyer or (ii) third parties subject to confidentiality or non-disclosure agreements, copies of which have been delivered to Buyer, any Trade Secret, proprietary information, formula, process or know-how of Seller not theretofore a matter of public knowledge.

(n) Section 3.7(n) of the Disclosure Schedule lists all software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Free Documentation License (FDL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), the Apache License, or any Creative Commons License) (collectively, “Open Source Materials”) used by Seller in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Intellectual Property; (ii) distributed Open Source Materials in conjunction with or for use with any Intellectual Property; (iii) acquired any software from a third party that was or has become or that includes, as a result of such acquisition, Open Source Materials; or (iv) incorporated into Intellectual Property, combined or distributed with Intellectual Property, acquired or used any Open Source Materials that create, or purport to create, obligations for Seller with respect to Intellectual Property, or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property (including, without limitation, having incorporated into, combined or distributed with, acquired or used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials or other software incorporated into, derived from or distributed with such Open Source Materials, that it be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor).

(o) Section 3.7(o) of the Disclosure Schedule sets out the physical location of the computer servers that are currently hosting Seller websites. Such servers are validly owned or leased by Seller. Section 3.7(o) of the Disclosure Schedule also sets out any applicable Internet hosting Contract including the term of the Contract, associated costs, corporate information of the host and amount of bandwidth to which the server is connected to the Internet. In addition, Section 3.7(o) of the Disclosure Schedule sets out the name and IP address of Seller’s Internet web homepage and lists all similar names and addresses owned by Seller, the date the homepage was granted and the date of the next annual payment. Seller’s websites contain all legal disclaimers that, in accordance with industry practice, are customarily contained on websites similar to Seller’s websites.

(p) Seller has entered into appropriate agreements, provided legally enforceable disclaimers and has otherwise conducted the Business and taken all actions necessary to eliminate its liability for software or other content developed by third parties that is posted on its website (“Uploaded Materials”). No claim has been made against, and no communication has been received by, Seller from any use of the Seller services or content alleging that Seller is liable to such user for any Uploaded Materials under any theory of liability, from third parties alleging that Seller is liable for infringement or misappropriation of its Intellectual Property Rights.

3.8 Material Contracts. Section 3.8 of the Disclosure Schedule lists each Contract to which the Assets are subject, by which the Assets are bound or to which Seller is a party which involves the expenditure or receipt by Seller, (a) with respect to any such Contract with a healthcare facility Customer, of $50,000 or more annually (each, a “Facility Contract”), or (b) with respect to all other such Contracts, of $10,000 or more annually (each such Contract, including any Facility Contract, a “Material Contract”). Each Material Contract is valid and subsisting; Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and, subject to the receipt of those third party waivers and/or consents identified on Schedule 5.12 hereto, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, or, to the Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur. True copies of all Material Contracts listed in Section 3.8 of the Disclosure Schedule, including all amendments and supplements thereto but excluding Facility Contracts to which Seller is a party which involve the receipt by Seller of less than $100,000 annually, have been delivered to Buyer. All Material Contracts are in written form. Other than the Material Contracts identified in Section 3.8 of the Disclosure Schedule, there are no Material Contracts to which the Assets are subject, by which the Assets are bound or to which Seller is a party.

3.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Tax authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of Seller (whether or not shown on a Tax Return) have been fully and timely paid. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, Seller has made due and sufficient accruals for such Taxes on the Seller Balance Sheet. All required estimated Tax payments have been timely made by or on behalf of Seller.

(b) As of the Balance Sheet Date, Seller has no liability for unpaid Taxes, other than Taxes for which adequate reserves have been established. Since the Balance Sheet Date, Seller has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(c) Seller has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(d) Buyer has received complete copies of (i) all material Tax Returns of or including Seller for Tax periods ending after December 31, 2002, and (ii) any audit, report or other similar correspondence issued relating to Taxes of Seller for such periods.

(e) No claim has been made by a Tax authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.

(f) No Tax Return of Seller has ever been audited by the Internal Revenue Service or any other Tax authority, no such audit is in progress and Seller has not been notified of any request for such an audit or other examination. No deficiencies for any Tax have been threatened, claimed, proposed or assessed against Seller which have not been settled or paid. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of Seller. No issue has been raised by any Tax authority in any prior examination of Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period. No adjustment relating to any Tax Returns filed by Seller has been proposed in writing by a Tax authority to Seller (or any representative thereof).

(g) There is not in effect any waiver by Seller of any statute of limitations with respect to any Taxes. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

(h) There are no liens (other than Permitted Encumbrances) as a result of any unpaid Taxes upon any of the assets of Seller.

(i) There are no “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Seller is a party and that Buyer will assume or become obligated to make payments under as a result of the Transaction. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

3.10 Seller Financial Statements.

(a) Section 3.10(a) of the Disclosure Schedule includes the Seller Financial Statements. The Seller Financial Statements: (i) are derived from and are in accordance with the books and records of Seller; and (ii) fairly present the financial condition of Seller at the dates therein indicated and the results of operations and cash flows of Seller for the periods therein specified. The reserves, if any, reflected on the Seller Financial Statements are adequate in light of the contingencies with respect to which they were made and, without limiting the foregoing, Seller has established adequate reserves for medical malpractice liability and tax liability on the Seller Balance Sheet. Seller has no liabilities, except for (A) liabilities included in the Seller Balance Sheet, (B) liabilities that were incurred after the Balance Sheet Date in the ordinary course of Seller’s business consistent with its past practices, and (C) liabilities which are set forth in Section 3.10(a) of the Disclosure Schedule.

(b) Seller has established and maintains a system of internal accounting controls that is appropriate for a privately-held corporation similarly situated with Seller in size and scope of operations. Neither Seller, nor to the Knowledge of Seller, any Seller Employee, has identified or been made aware of any fraud, whether or not material, that involved Seller’s management or other Seller Employees who have a role in the preparation of the financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing. Neither Seller nor, to the Knowledge of Seller, any Seller Employee, auditor, accountant or representative of Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls or any material inaccuracy in Seller’s financial statements. No attorney representing Seller, whether or not employed by Seller, has reported to the management of Seller or any Partner or any committee thereof evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its respective Partners, officers, managers, employees or agents. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Seller Balance Sheet as required by Statement No. 5. There has been no change in the Seller accounting policies since the Balance Sheet Date.

(c) Section 3.10(c) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions or third parties including related parties at which Seller maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d) Schedule 3.10(d) of this Agreement lists all Debt of Seller, including, for each item of Debt, the Contract governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at or prior to the Closing without penalty under the terms of the Contracts governing such Debt.

3.11 Legal Proceedings. Except as set forth in Section 3.11 of the Disclosure Schedule, there is no Order or Action pending, or, to the Knowledge of Seller, threatened, against or affecting Seller, the Assets or the Business. Section 3.11 of the Disclosure Schedule lists each Order and each Action that involves a claim or potential claim against, or that enjoins or seeks to enjoin, prevent, delay, make illegal or impose limitations or conditions or otherwise interfere with any activity or action by Seller or any Affiliate, including, without limitation, execution and delivery of the Transaction Documents and performance of Seller’s or the Partners’ obligations thereunder. There is no matter as to which Seller or any Affiliate has received any notice, claim or assertion, or which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting Seller, the Assets or the Business.

3.12 Title to Properties. Seller has good and marketable title to all of the Assets (including those shown on the Seller Balance Sheet) free and clear of all Encumbrances. Such Assets are sufficient for the continued operation of the Business. Section 3.12 of the Disclosure Schedule sets forth a list of each fixed asset of Seller included in the Seller Balance Sheet. All properties used in the operations of the Business are reflected on the Seller Balance Sheet. All Tangible Personal Property owned or leased by Seller or used in the Business is in good condition and repair, normal wear and tear excepted. All leases of real and personal property to which Seller is a party are fully effective and afford Seller a valid leasehold possession of the real or personal property that is the subject of the lease. Section 3.12 of the Disclosure Schedule also sets forth a complete and accurate list of Contracts governing the lease of any personal property by Seller, including the title, date of and the parties to each such Contract and, if reasonably necessary for understanding, a brief description of the item(s) of personal property leased thereby. Section 3.12 of the Disclosure Schedule also identifies each parcel of real property leased or sub-leased by Seller and the Contract pursuant to which such real property is leased or sub-leased. Seller has adequate ingress and egress into any real property used in the operation of the Business. A true and complete copy of each Contract under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, has been delivered to Buyer. Each such Contract is in written form. Seller does not own any real property. Following the Closing and upon delivery of the Bill of Sale and Assignment of Contract Rights, Buyer will have good and marketable title to, free of Encumbrances, all of the Assets.

3.13 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to Seller any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) amendment to or change in its certificate of limited partnership or the Limited Partnership Agreement;

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties, (ii) any liability for borrowed money other than Seller Closing Debt identified on Schedule 2.2(b), or (iii) any liability as a guarantor or surety with respect to the obligations of others;

(d) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its liabilities, in each case that was not shown on the Seller Balance Sheet;

(e) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Seller’s right in its Intellectual Property and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its Customers in the ordinary course of its business consistent with its past practices;

(f) material damage, destruction or loss of property or assets, whether or not covered by insurance;

(g) change or increase in the compensation payable or to become payable to any current employee of Seller or any Partner, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement made to or with any employee of Seller or any Partner, other than such change or increase made with respect to a non-officer employee of Seller in the ordinary course of Seller’s business consistent with its past practices;

(h) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(i) liability incurred by it to any Seller Employee, except for normal and customary compensation and expense allowances payable to Seller Employees in the ordinary course of its business consistent with its past practices;

(j) making by it of any loan, advance or capital contribution to, or any investment in, any Seller Employee or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(k) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation), any default by it under such Contract (or other right or obligation), or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

(l) change in the manner in which it extends discounts, credits or warranties to Customers or otherwise deals with its Customers;

(m) any labor trouble or adverse relations with Seller Employees;

(n) any deferral of the payment of any accounts payable;

(o) any change which would adversely affect the validity, use, priority or enforceability of Seller’s rights to any Seller Mark; or

(p) announcement of, any negotiation with respect to or any entry into any Contract to do any of the things described in the preceding clauses (a) through (o) (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.14 No Default; No Restrictions.

(a) Each of the Material Contracts is in full force and effect. There exists no material default or event of default or event, occurrence, condition or act, with respect to Seller or, to the Knowledge of Seller, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (3) the right to accelerate the maturity or performance of any obligation of Seller under any Material Contract, or (4) the right to cancel, terminate or modify any Material Contract. Seller has not received any written or oral notice or other communication regarding any actual or possible violation or breach of or default under any Material Contract. Seller has not received any written or oral notice or other communication regarding any intention to cancel or modify any Material Contract. Seller has no liability for renegotiation of government contracts or subcontracts.

(b) Seller is not a party to, and no asset or property of Seller is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits Seller or, following the Closing Date, will restrict or prohibit Buyer from freely engaging in the Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which Seller or, following the Closing Date, Buyer may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Seller or, following the Closing Date, Buyer may address in operating the Business or restricting the prices which Seller or, following the Closing Date, Buyer may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by Seller of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.15 Compliance with Laws.

(a) Seller has complied in all material respects, and is now in material compliance, with all applicable Law.

(b) All materials, products and services distributed or marketed by Seller have at all times made all material disclosures to users or Customers required by applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) Seller holds all material Permits and Approvals, and has made all material filings with, Governmental Entities that are necessary and/or legally required to be held or made by it to conduct the Business without any violation of applicable Law, and all such Permits and Approvals are valid and in full force and effect and are listed in Section 3.15(c) of the Disclosure Schedule. Seller has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Permit or Approval or any failure to comply with any term or requirement of any Permit or Approval or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit or Approval.

(d) Neither Seller nor any Seller Employee has, for or on behalf of Seller, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) knowingly made any other payment in violation of applicable Law.

3.16 Certain Transactions and Agreements. None of the Partners or any immediate family member of any Partner, has a direct ownership interest of more than 1% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Seller. None of the Partners or any immediate family member of any Partner, is a party to, or otherwise directly or indirectly interested in any Material Contract.

3.17 Employees and Other Compliance.

(a) Section 3.17(a) of the Disclosure Schedule lists each Seller Benefit Arrangement. A copy of each document reflecting each Seller Benefit Arrangement has been provided to Buyer or Buyer’s counsel, including any summary plan descriptions, prospectuses, trust agreements, form agreements and other documents related to such plans and arrangements that have been provided or made available to any Seller Employee. The terms and conditions of any Seller Benefit Arrangement that is not in writing are set forth in Section 3.17(a) of the Disclosure Schedule.

(b) All Seller Benefit Arrangements that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification of any such plan. Each Seller Benefit Arrangement and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) its terms and the terms of any collective bargaining or collective labor agreement. Seller has not received any written notice from any Governmental Entity questioning or challenging such compliance.

There are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Arrangements other than claims for benefits which are payable in the ordinary course. There has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Arrangement. No litigation has been commenced with respect to any Seller Benefit Arrangement and, to the Knowledge of Seller, no such litigation is threatened (other than routine claims for benefits in the ordinary course). There are no governmental audits or investigations pending or, to the Knowledge of Seller, threatened in connection with any Seller Benefit Arrangement. To the Knowledge of Seller, there are not any facts that could give rise to any material liability in the event of any governmental audit or investigation.

(c) Seller has timely filed and delivered or made available to Buyer and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Seller Benefit Arrangement that will be assumed by Buyer and for which such report was required as well as copies of any material correspondence with the IRS, the U.S. Department of Labor, or any other Governmental Entity relating to any such Seller Benefit Arrangement.

(d) All contributions due from Seller with respect to any of the Seller Benefit Arrangements have been made or have been accrued on Seller’s financial statements (including the Seller Financial Statements), and, except as set forth in Section 3.17(d) of the Disclosure Schedule, no further contributions from Seller shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of Seller after the Balance Sheet Date). All claims as of the Closing Date made under any self-insured Seller Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been timely paid or, if not yet paid, will be paid in a timely manner by Seller.

(e) Neither Seller nor any ERISA Affiliate of Seller (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Seller Benefit Arrangement that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law); or (iii) maintains or sponsors or has ever maintained or sponsored any compensation or benefit plan subject to the law or applicable custom or rule of any jurisdiction outside of the United States. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code.

(f) All individuals who, pursuant to the terms of any Seller Benefit Arrangement, are entitled to participate in any Seller Benefit Arrangement, are currently participating in such Seller Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(g) Seller is not a party to any agreement or arrangement whereby Seller Employees are “leased” from a third party.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by Seller relating to, or change in employee participation or coverage under, any Seller Benefit Arrangement that would increase materially the expense of maintaining such Seller Benefit Arrangement above the level of the expense incurred in respect thereof during Seller’s fiscal year ending December 31, 2007, except any such amendments that are required under applicable Law.

(i) Each Seller Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and all similar state laws, as such requirements affect Seller and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (or similar state law) with respect to any of the Seller Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on Seller.

(j) No benefit payable or that may become payable by Seller pursuant to any Seller Benefit Arrangement or as a result of, in connection with or arising under this Agreement or pursuant to the Transactions shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.17(j) of the Disclosure Schedule, Seller is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller in the nature of the Transactions or any Transaction Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Transaction or any of the other transactions contemplated by this Agreement, or any event subsequent to the Transaction such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Seller does not have any obligation to pay any material amount or provide any material benefit to any former Seller Employee, other than obligations (i) for which Seller has established a reserve for such amount on the Seller Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed in Section 3.17(j) of the Disclosure Schedule.

(k) Seller is in compliance in all material respects with all applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees of Seller as exempt employees and nonexempt employees under the Fair Labor

Standards Act. A complete list of all Seller Employees and their current title and/or job description and compensation (base compensation and bonuses) is set forth in Section 3.17(k) of the Disclosure Schedule. To the Knowledge of Seller, all employees of Seller are legally permitted to be employed by Seller in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under applicable Law. All allied healthcare professionals, including, without limitation, rehabilitation therapists, radiology technicians and physical therapists and other staff performing work for Seller have been properly classified as employees or independent contractors, as applicable, for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable Law. Seller has no employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions or for providing for the noncompetition covenant of the employee or consultant party thereto).

(l) To the Knowledge of Seller, Seller is not now, nor has ever been, subject to a union organizing effort. Seller is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes. Seller has good labor relations, and Seller has no knowledge of any facts indicating that the consummation of the Transactions shall have a material adverse effect on such labor relations, and has no knowledge that any of the key employees of Seller intends to leave their employ with Seller.

(m) To the Knowledge of Seller, no employee or consultant of Seller is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by Seller or to use trade secrets or proprietary information of others. To the Knowledge of Seller, the employment of any employee or consultant by Seller does not subject it to any liability to any third party other than liabilities with respect to employer payroll tax and employee tax withholding.

(n) Seller has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(o) Seller is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Seller has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating unit within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller; and (iii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Seller has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.

(p) All 401(k) Matching Payments due and payable as of the Closing Date have been contributed by Seller to Seller’s 401(k) plan and all 401(k) Matching Payments accrued (but that are not yet due and payable) as of the Closing Date will be contributed in a timely manner by Seller to Seller’s 401(k) plan and allocated to the accounts of the applicable Seller Employees following the Closing Date in accordance with Seller’s past practice.

3.18 Insurance. Seller maintains the policies of insurance and bonds set forth in Section 3.18 of the Disclosure Schedule, including, without limitation, (i) professional liability insurance and errors and omissions insurance for Seller’s healthcare professionals, and (ii) all legally required workers’ compensation and other legally required insurance. Section 3.18 of the Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Seller is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Seller has delivered to Buyer correct and complete copies of all such insurance binders or policies of insurance and bonds issued at the request, or for the benefit, of Seller.

3.19 Environmental Matters. Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Seller or, to the Knowledge of Seller, by any other person or entity on any property owned, leased or used by Seller. For the purposes of the preceding sentence, “Hazardous Materials” shall mean materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remediation of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or any petroleum products or nuclear materials.

3.20 No Existing Discussions. Neither Seller, any Partner nor, to the Knowledge of Seller, any Seller Employee or agent of Seller (or any investment banker, broker, finder or similar party) of Seller is engaged, directly or indirectly, in any discussions or negotiations with any third party (other than Buyer) regarding the merger or other business combination of Seller with or into any corporation or other entity, the sale, conveyance or disposition of all or substantially all of the assets of Seller or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Seller would be disposed of, or any other form of liquidation, dissolution or winding up of Seller.

3.21 Privacy. Seller has provided notice of its privacy practices on its websites and these notices have not contained any material omissions of Seller’s privacy practices since inception. The privacy policy or policies providing this notice and the periods that each policy has been in effect are set forth in Section 3.21 of the Disclosure Schedule. Seller’s privacy practices conform, and at all times that such policies have been in effect have conformed, in all respects to its respective privacy policies. Seller has complied with all applicable Law relating to (a) the privacy of users of Seller’s products or services and Seller websites, and (b) the collection, use, storage and disclosure of any personally identifiable information collected by Seller or by third parties acting on Seller’s behalf or having authorized access to Seller’s records. Seller’s privacy policies conform, and at all times have conformed, to all of Seller’s contractual commitments to its Customers and the viewers of Seller’s websites. Each Seller website and all materials distributed or marketed by Seller have at all times made all disclosures to users or Customers required by applicable Law, and none of such disclosures made or contained in Seller’s website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law. No claims have been asserted or, to the Knowledge of Seller, are threatened against Seller by any person or entity alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of Seller. With respect to all personal and user information collected by Seller in connection with Seller’s websites, Seller has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Seller, there has been no unauthorized access to or other misuse of that information. To the Knowledge of Seller, except as specified in Section 3.21 of the Disclosure Schedule, Seller has not collected or obtained any personally identifiable information from any third party not otherwise registered as a user of Seller’s website. The execution, delivery and performance of this Agreement complies with all Laws relating to privacy and with Seller’s privacy policies.

3.22 Accounts Receivable. Section 3.22 of the Disclosure Schedule sets forth an accurate and complete list of Seller’s accounts receivable as of December 31, 2007 and as of February 11, 2008 in the aggregate and by Customer, and indicates the aging of such accounts receivable and the amounts of allowances for doubtful accounts. In addition, Section 3.22 of the Disclosure Schedule sets forth such amounts of accounts receivable of Seller as of December 31, 2007 and as of February 11, 2008 which were or are, as applicable, subject to claims asserted by Customers and reasonably detailed information regarding claims made within the preceding twelve months, including the type and amount of each such claim. All accounts receivable as of the Closing Date reflected in Section 3.22 of the Disclosure Schedule are collectible in full following the date of this Agreement in the ordinary course of the Business.

3.23 Transaction Expenses. Neither Seller, the Partners nor any of their respective Affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with any of the Transactions. The legal and accounting advisors, and any other persons, to whom Seller or the Partners currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth in Section 3.23 of the Disclosure Schedule, and, other than the Transaction Expenses that will be due to the entities set forth in Section 3.23 of the Disclosure Schedule, there are no Transaction Expenses.

3.24 Accuracy of Information. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE PARTNERS IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE CERTIFICATES DELIVERED BY SELLER PURSUANT TO ARTICLE 2 AND/OR ARTICLE 6 OF THIS AGREEMENT, SELLER AND THE

PARTNERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF SELLER SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THE THEN-PRESENT CONDITION.

3.25 Fair Consideration; No Fraudulent Conveyance. Seller is not now and Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement or the Transactions. Seller has no intention to file for bankruptcy, and, to the Knowledge of Seller, no insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Assets or Assumed Liabilities are pending or threatened. Seller and the Partners are not entering into this Agreement and the Transactions with the intent to defraud, delay or hinder their creditors and the consummation of the transactions contemplated by this Agreement and the Transactions will not have any such effect. The Transactions will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or the Partners whatsoever to any of the Assets after the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR

Buyer and Guarantor, jointly and severally, represent and warrant to Seller and the Partners as follows:

4.1 Organization, Corporate Power and Authority. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and Buyer is duly qualified to do business as a foreign corporation in the jurisdictions in which it conducts its business, except where the failure to so qualify will not have a Material Adverse Effect on Buyer’s ability to perform its obligations under the Transaction Documents. Each of Buyer and Guarantor has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

4.2 Authorization of Agreement. The execution, delivery and performance by each of Buyer and Guarantor of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by each of Buyer and Guarantor. This Agreement has been, and each other Transaction Document to which Buyer or Guarantor, respectively, is a party will be at the Closing, duly executed and delivered by Buyer and Guarantor, as applicable, and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer and Guarantor, as applicable, enforceable against Buyer and Guarantor, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and to the principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

4.3 Effect of Agreement. The execution and delivery of the Transaction Documents and each instrument required hereby to be executed and delivered by each of Buyer and Guarantor and the performance and consummation by each of Buyer and Guarantor, as applicable, of the Transactions will not (a) conflict with or violate the certificate or articles of incorporation or formation, as applicable, and the bylaws of Buyer or Guarantor or any Law to which Buyer or Guarantor is subject, or any judgment, award or decree applicable to Buyer or Guarantor, or (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in any loss of any benefit to which Buyer or Guarantor is entitled under any Guarantor Material Contract.

4.4 Approvals. Except for filings with the Securities and Exchange Commission, no Approval or Order or action of or filing with any Governmental Entity is required to be obtained or made by Buyer or Guarantor in connection with the execution and delivery by each of Buyer and Guarantor of the Transaction Documents to which it is a party or the consummation of the Transactions, including, without limitation, payment of the Purchase Price and the Earnout Amount.

4.5 Sufficient Funds. Buyer and Guarantor have, or will have at the time for payment thereof pursuant to the terms of this Agreement, sufficient available funds to pay the Purchase Price and the Earnout Amount.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Confidentiality. All information disclosed (i) by Buyer, its Affiliates or representatives to Seller or the Partners (or their respective representatives) or (ii) by Seller or the Partners to Buyer or its Affiliates (or their respective representatives) whether before or after the date hereof, in connection with the Transactions or the discussions and negotiations preceding this Agreement shall be subject to the terms of the Mutual Non-Disclosure Agreement between Seller and Guarantor dated July 23, 2007 (the “Mutual NDA”), which Mutual NDA shall survive with respect to Seller as set forth in Section 10(b) thereof. Further, Seller and the Partners, and any of such Persons’ representatives or Affiliates shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, without limitation, any Customer list, record or financial information) concerning the Assets or the Business. In addition, Seller and the Partners, and any of such Persons’ representatives or Affiliates shall not make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer and its representatives, any confidential information concerning the Assets or the Business.

5.2 Audit Cooperation. After the Closing, Seller and the Partners shall, and shall cause their representatives to, cooperate fully in the preparation of all financial statements determined by Buyer to be necessary to meet its financial reporting and tax obligations in connection with the consummation of the Transactions. Seller and the Partners shall, and shall cause their representatives to, provide, or cause to be provided to Buyer any records and other information requested by Buyer in connection therewith and available to or accessible by such person. None of Seller or any Partner shall be required to incur any out-of-pocket costs (including fees and expenses of attorneys, accountants or other professionals) in taking any action specifically requested by Buyer to be taken by them pursuant to this Section 5.2.

5.3 All Reasonable Efforts. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Transaction Documents, including, without limitation, the execution of additional documents or instruments, the parties to the Transaction Documents shall take all such necessary action.

5.4 Post-Closing Cooperation Relating to Assets and Excluded Assets.

(a) Seller and the Partners agree that they will cooperate with Buyer, at the sole expense of Buyer, in enforcing the terms of any agreements between Seller and any third party involving the activities associated with the Assets, including without limitation terms relating to confidentiality and the protection of any and all rights related to the Intellectual Property (“Intellectual Property Rights”). In the event that Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller and the Partners agree to reasonably cooperate with Buyer, at the sole expense of Buyer, by assigning to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name.

(b) Seller and the Partners agree further that, if reasonably requested by Buyer, Seller and the Partners shall cooperate fully with Buyer to provide reasonable access to records and personnel of Seller and the Partners to the extent Buyer finds such access necessary in order to transition the Assets (including the Intellectual Property) to Buyer.

(c) Notwithstanding anything to the contrary herein, Seller and the Partners agree that they will cooperate fully with Buyer (without the obligation to expend any funds, except as expressly set forth in the penultimate sentence of this subsection) in any Action to challenge, cancel or oppose any third party’s use of or trademark registration or application for any Seller Mark or any Trademark confusingly similar thereto, including by assigning Buyer or an Affiliate of Buyer any rights as may be necessary or advisable for Buyer to enforce Seller’s rights in any Seller Mark in its own name and providing full access to the records and personnel of Seller and the Partners to the extent Buyer reasonably determines is necessary or advisable to support any Action by Buyer or an Affiliate of Buyer to challenge, cancel or oppose any use of or trademark registration or application for any Seller Mark or any Trademark confusingly similar thereto by any third party and to secure statutory rights and registration for Buyer or an Affiliate of Buyer to any Seller Mark. Seller and the Partners agree that they will reimburse Buyer or, upon Buyer’s request, an Affiliate of Buyer, for fifty percent (50%) of the amount of any fees and expenses (including, without limitation, attorneys’ fees) incurred by Buyer and/or an Affiliate of Buyer in connection with any Action initiated by Buyer and/or any Affiliate of Buyer to challenge, cancel or oppose any use of, or trademark registration or application for the Disputed Mark; provided, that the aggregate amount paid by Seller and the Partners pursuant to this Section 5.4(c) shall not exceed $100,000. Nothing in this Section 5.4(c) shall limit the rights of Buyer pursuant to Article 9 hereof with respect to any action initiated by any Person other than Buyer or any Affiliate of Buyer with respect to any Seller Mark or any Trademark confusingly similar thereto.

(d) Seller and the Partners agree that Seller and the Partners (i) shall be solely responsible for any inquiries, complaints, requests and the like from all former and current Customers and other third parties relating to Seller’s services which arise with respect to facts and circumstances arising at any time at or prior to the Closing Date, (ii) shall provide to Buyer at or before the Closing appropriate contact information including, without limitation, a phone number, fax number, email address and physical address for each Customer, (iii) consent to references to Seller’s name and contact information on websites controlled by Buyer and its Affiliates, including the websites acquired by Buyer from Seller and (iv) consent to Buyer referring inquiries, complaints, requests and the like from Customers to Seller. In the event that the provided contact information for Seller or any Partner shall be changed, Seller or the Partner shall inform Buyer of such change in writing at least ten (10) days prior to such change.

(e) Seller at its expense shall take all actions necessary to ensure Buyer has full right and title to and control over each A/R Bank Account.

5.5 No Post-Closing Retention of Copies. Immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Assets in Seller’s possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain and use copies of financial books and records relating to the activities associated with the Assets.

5.6 Post-Closing Tax Matters. Seller acknowledges that it (and, as applicable, the Partners acknowledge that they) shall be solely responsible for the resolution of any Tax audits or other proceedings relating to Seller or the Business and arising after the Closing Date with respect to any period (or portion thereof) ending on or prior to the Closing Date. However, to the extent Buyer could be reasonably expected to have successor liability for any Taxes of Seller or any Partner, Buyer reserves the right to participate in Tax audits with respect to such Taxes. Nothing in this Section 5.6 shall limit Buyer’s indemnification rights under Article 9 of this Agreement or the rights of any Buyer Indemnified Party under Section 9.5. The parties agree to cooperate reasonably in providing information and documentation relating to Tax matters relating to the Business and the Assets, including by providing reasonable access to Tax Returns and supporting workpapers to the extent necessary for the preparation of Tax Returns relating to the Business and the Assets following the Closing.

5.7 Continued Existence of Seller. From the date hereof until the end of the Claims Period, Seller and the Partners shall not terminate or otherwise dissolve the legal existence of Seller.

5.8 Use of Purchase Price; Employee Matters.

(a) Subject to Section 5.8(b) below, Seller hereby agrees to pay, or cause to be paid, from the Purchase Price, prior to the distribution or dividend of any portion of the Purchase Price to any of the Partners (or any other security holder of Seller), all of its liabilities and obligations outstanding as of the Closing Date which become due and payable at or prior to the Closing Date, related to any employment, compensation or other related taxes, wages and other compensation and benefits required to be paid to all current and former Seller Employees by applicable Law, including, without limitation, any required tax withholding amounts related thereto, any 401(k) Matching Payment, any amounts payable or other liabilities due as a result of the assignment of any Contracts required hereunder, all credit card debt, and the Transaction Expenses (except to the extent that the Transaction Expenses are otherwise deducted from the Purchase Price pursuant to the terms hereof). Subject to Section 5.8(b) below, Buyer shall not be obligated to provide any severance, separation pay benefits or any other compensation to any Seller Employee or service provider of Seller on account of any termination of such Person’s employment or service relationship with Seller on or before or after the Closing Date, and such amounts and/or benefits (if any) shall be payable by Seller. At or immediately after the Closing, except for the amounts set forth on Schedule 5.8(b) hereto, Seller shall pay or cause to be paid to each Seller Employee, or other service provider of Seller, all sums that are due as of the Closing Date for any accrued but unpaid salary, wages, 401(k) Matching Payment, and other compensation or benefits (if any) as required by applicable Law. Additionally, after the Closing, Seller shall contribute or cause to be contributed all 401(k) Matching Payments to Seller’s 401(k) plan, with such payments allocated to the accounts of all applicable Seller Employees, in each case in accordance with the terms of Seller’s 401(k) plan and Seller’s past practice.

(b) At the Closing, Buyer shall assume Seller’s liabilities and obligations for the Healthcare Employee Payroll Amount and all Undetermined Commissions set forth on Schedule 5.8(b) hereto, and shall pay the Healthcare Employee Payroll Amount in accordance with Seller’s regular payroll cycle for Healthcare Employees and the Undetermined Commissions pursuant to the terms of the applicable Seller Benefit Arrangements and the terms hereof. Schedule 5.8(b) hereto sets forth (i) the name of each Healthcare Employee to whom any Healthcare Employee Payroll Amount is payable, and (ii) the name of each Seller Employee who may be entitled to an Undetermined Commission and the maximum potential dollar amount of the Undetermined Commission which may become payable to each such Seller Employee. Notwithstanding the foregoing, in no event does Buyer assume liability for, and Buyer shall have no obligation to pay, (A) any Undetermined Commission amount to any Seller Employee in excess of the maximum potential dollar amount set forth on Schedule 5.8(b) hereto with respect to such Seller Employee, or (B) any salary or wages to any Seller Employee that accrued before the Closing Date other than the Healthcare Employee Payroll Amount. For purposes of clarification, except pursuant to this Section 5.8(b) and as set forth on Schedule 1.3 hereto, Buyer shall only be responsible for and shall only pay liabilities related to events or circumstances involving the Continuing Employees that first occur or arise on or after the Closing Date. In the event Buyer or its Affiliate is the sponsor of a 401(k) plan, Buyer shall arrange for its own 401(k) plan to accept rollovers of distributions from Seller’s 401(k) plan with respect to any Continuing Employee who is or becomes eligible to participate in Buyer’s 401(k) plan.

(c) Seller shall not enforce against Buyer, Guarantor or any Continuing Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Continuing Employee or Buyer or Guarantor or any of their respective affiliates claims that would otherwise prohibit or place conditions on any such Continuing Employee’s acceptance of employment with Buyer or any of its affiliates, any such Continuing Employee's employment by Buyer or any of its affiliates, or any actions taken by any such Continuing Employee as an employee of Buyer or any of its affiliates

(d) From and after the Closing Date, the Buyer shall recognize the prior service with Seller of each Continuing Employee in connection with any paid time off policy in which any Continuing Employee is eligible to participate following the Closing Date and each such Continuing Employee shall be credited with any accrued paid time off or debited any used paid time off for purposes of their service with Buyer following the Closing that has been accrued or used during their prior service with Seller prior to the Closing.

(e) To the extent “continuation coverage” (within the meaning of Code Section 4980B) is required to be provided, Buyer will assume responsibility for any “M&A qualified beneficiaries” (within the meaning of Code Section 4980B) in connection with the Transactions.

5.9 No Continuing Business Operations; Noncompetition. For a period commencing from the Closing Date and ending on the five year anniversary thereof, neither Seller nor any Partner shall, anywhere within the Territory, directly or indirectly own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise be affiliated in any manner with or engage or participate in (which shall include, without limitation, marketing of any of Seller’s current services) any business or activity whose services or activities compete in whole or in part with the Business, unless otherwise approved in writing by Buyer in its sole discretion. Seller and each Partner hereby acknowledges that a violation of this section shall cause such damage to Buyer as will be irreparable and the exact amount of which will be impossible to ascertain, and for that reason agree that Buyer shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation hereunder by Seller or any such Partner. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Seller or any Partner who is in breach or threatening breach.

5.10 Continuing Employees Confidentiality, Non-Competition and Non-Solicitation Agreements. Seller shall use commercially reasonable efforts to obtain from each Continuing Employee an executed Confidentiality, Non-Competition and Non-Solicitation Agreement and to coordinate delivery of all such executed agreements to Buyer at the Closing.

5.11 Release of Guarantees. Schedule 5.11 hereto identifies each guarantee executed by any Partner with respect to the obligations of Seller and any Seller Employee related to the Business or the Assets (the “Partner Guarantees”). Seller and the Partners have delivered to Buyer true, correct and complete copies of each Partner Guarantee. Seller and the Partners hereby represent and warrant that any and all Debt incurred on or before the Closing Date related to each Partner Guarantee has been paid by Seller on or before the Closing Date or is included in Section 3.10(d) of the Disclosure Schedule. Subject to termination or cancellation and closure, as applicable, of any line of credit or credit card account with respect to which Seller or any Partner has a guarantee obligation and the accuracy of Sellers and the Partners’ representations and warranties in the immediately preceding sentence, Buyer agrees to use commercially reasonable efforts to assist Seller and the Partners in securing releases of each Partner Guarantee following the Closing.

5.12 Nonassignable Contracts. With respect to any Contract of Seller that is part of the Assets and that is not capable of being delegated, assigned or transferred to Buyer without the consent or waiver of another party to such Contract, or under which any delegation, assignment or purported assignment to Buyer would constitute a breach or default, Seller shall obtain such requisite consents or waivers and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date, Seller shall (a) cooperate with Buyer to establish lawful arrangements which result in the transfer to Buyer of all benefits and obligations under such Contracts from and after the Closing Date in a manner that is consistent with the purpose and intention of this Agreement and (b) at Seller’s expense, obtain any such consents and waivers, and enforce Seller’s rights under such Contracts on behalf of and for the benefit of, and as directed by, Buyer. Schedule 5.12 hereto sets forth a list of those Contracts of Seller that are identified in Section 3.5 of the Disclosure Schedule and for which Seller has obtained and delivered to Buyer all requisite consents and waivers prior to the Closing.

5.13 Professional Liability Insurance. Seller shall not terminate the PL Insurance Tail (or any underlying policy) at any time prior to the day after the third anniversary of the Closing Date and shall use its best efforts to maintain the PL Insurance Tail during such three (3)-year period.

ARTICLE 6

THE CLOSING – SELLER AND PARTNER DELIVERABLES AND ACTIONS

At the Closing, Seller and the Partners are delivering to Buyer each of the following documents and taking each of the following actions:

6.1 Performance. Seller shall have delivered to Buyer a certificate executed by each Limited Partner, dated the Closing Date, certifying that Seller and the Partners have performed and complied with all of their agreements, covenants and conditions required by this Agreement to be performed or complied with by it and them, respectively, prior to or at the Closing Date.

6.2 Employees.

(a) The Employment Agreement (and all exhibits thereto) shall have been executed by Landry Seedig and delivered to Buyer; and

(b) Not less than ninety percent (90%) of the Continuing Employees who are Corporate Employees shall have executed and delivered to Buyer a Confidentiality, Non-Competition and Non-Solicitation Agreement.

6.3 Bank of Texas Pay-Off. Seller shall have delivered to Buyer a copy of a letter executed by the Bank of Texas, N.A. (“Bank of Texas”) setting forth the amount of principal, interest and other amounts necessary to repay in full any and all amounts outstanding under the Business Loan Agreement (Asset Based) dated July 15, 2005 between Seller and Bank of Texas on the Closing Date (the “Pay-Off Letter”), and, contingent upon payment by or on behalf of Seller to Bank of Texas of the aggregate amount set forth in the Pay-Off Letter, shall include an agreement by Bank of Texas to file, or an authorization for Seller to file, a UCC termination statement with the Secretary of State of Texas releasing Bank of Texas’ security interest in any and all of the Assets promptly after receipt of the amounts set forth in the Pay-Off Letter.

6.4 Liabilities Schedule. Seller shall have delivered Schedule 2.2(b) to Buyer setting forth the Liability Payments as of the Closing Date.

6.5 Seller Closing Debt. As of the Closing Date, except for the amounts set forth in the Pay-Off Letter, the Seller Closing Debt listed in Schedule 2.2(b) hereto and the Assumed Working Capital Obligations, Seller shall not have any Debt.

6.6 Partner Independent Consultant Agreements. On or before the Closing, each of the Limited Partners shall have executed and delivered to Buyer an Independent Consultant Agreement, each in the form attached hereto as Exhibit B (each, a “Partner Independent Consultant Agreement”).

6.7 Other Independent Consultant Agreements. On or before the Closing, Seller shall have delivered to Buyer copies of the Independent Consultant Agreement entered into between Seller and each of Barrett Alley, Wil Batchler, Carlos Mendez and Verve Communications, each in the form attached hereto as Exhibit C.

6.8 Insurance; Insurance Tail. As of the Closing, Seller shall have obtained, and delivered to Buyer proof of, a fully paid-up three (3) year extended reporting period professional liability insurance policy providing for professional liability insurance from an insurance carrier with not less than an “A” rating from A.M. Best with respect to claims arising from facts or events that occurred on or before the Closing that (a) provides for not more than a $25,000 self-insured or deductible amount pre claim and (b) is reasonably acceptable to Buyer (the “PL Insurance Tail”).

6.9 Transfer of A/R Bank Accounts. On or before the Closing, Seller shall have taken all actions necessary to assign and transfer to Buyer the A/R Bank Accounts (including, without limitation, obtaining any signature guarantees required by any financial institution that maintains an A/R Bank Account).

6.10 Seller Contracts Workbook. On or before the Closing, Seller shall have delivered or caused to be delivered to Buyer the Seller Contracts Workbook.

6.11 Additional Closing Deliverables and Actions. Seller shall execute and deliver, or cause to be executed and delivered to Buyer:

(a) the Bill of Sale and Assignment of Contracts;

(b) the Assignment and Assumption of Office Lease;

(c) the Assignment and Assumption of Office Sublease;

(d) the Assignment of Intellectual Property;

(e) the Assignment and Assumption of Temporary Storage Agreement;

(f) a certificate of Aunkst and Bomar, dated the Closing Date, certifying (i) Seller’s certificate of limited partnership and the Limited Partnership Agreement and (ii) resolutions of the General Partner and the Limited Partners approving and adopting this Agreement and the Transactions;

(g) a certificate of the manager or managers of the General Partner, dated the Closing Date, certifying (i) the General Partner’s articles of organization and regulations and (ii) resolutions of the General Partner approving and adopting this Agreement and the Transactions;

(h) certificates, or other evidence reasonably acceptable to Buyer, from each of the Secretary of State and the Comptroller of Public Accounts of the State of Texas and the Secretary of State (or other applicable Governmental Entity) of each other state or jurisdiction in which Seller is qualified to do business certifying that Seller is in good standing and that all applicable Taxes and fees of Seller incurred through and including the Closing Date have been paid;

(i) an opinion dated the Closing Date of Baker & McKenzie LLP, counsel to Seller, in the form attached hereto as Exhibit D;

(j) (i) copies of UCC-2 or UCC-3 termination statements duly executed by each Person (other than Bank of Texas) holding a security interest in any Asset and (ii) evidence reasonably satisfactory to Buyer that all Encumbrances of record or that are otherwise known to Seller to which any of the Assets are subject or by which any of the Assets are bound have been released prior to, or shall be released simultaneously with, the Closing;

(k) the Seller Financial Condition Certificate;

(l) the books, records and other documentation of Seller relating to the Assets; and

(m) a Consent of Spouse, in the form attached hereto as Exhibit E, executed and delivered to Buyer by the spouse of each Partner, as applicable. Schedule 6.11(m) hereto sets forth the name of the spouse of each Partner or, if a Partner is not married, indication of that fact.

ARTICLE 7

THE CLOSING – BUYER DELIVERABLES AND ACTIONS

At the Closing, Buyer is delivering to Seller each of the following documents and taking each of the following actions:

7.1 Performance. Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, that Buyer has performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.2 Additional Closing Deliverables and Actions.

(a) On the Closing Date, Buyer shall have delivered to Seller the Initial Cash Payment via wire transfer to an account of Seller, which account, along with wire transfer instructions thereto, shall be specified by Seller in writing at least three (3) Business Days before the Closing;

(b) On the Closing Date, Buyer shall have paid the Liability Payments in the amounts and to the Persons identified on Schedule 2.2(b) hereto.

(c) Buyer shall have executed and delivered each Partner Independent Consultant Agreement;

(d) Buyer shall have executed and delivered the Assignment and Assumption of Office Lease;

(e) Buyer shall have executed and delivered the Assignment and Assumption of Office Sublease; and

(f) Buyer and Guarantor shall have delivered a certificate of an officer of each of Buyer and Guarantor, dated the Closing Date, certifying (i) each of Buyer’s and Guarantor’s certificate of formation and bylaws and (ii) resolutions of the boards of directors of each of Buyer and Guarantor approving and adopting this Agreement and the Transactions.

ARTICLE 8

SURVIVAL

8.1 Survival of Seller’s and the Partners’ Representations and Warranties. The representations and warranties of Seller and the Partners contained in this Agreement, the Disclosure Schedule, the other Transaction Documents and the certificates of Seller delivered pursuant to Article 6 shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the close of business on the eighteen (18) month anniversary of the Closing Date (“Expiration Date”); provided, however, that the representations and warranties of Seller contained in each of Section 3.1 (Organization, Power and Authority), Section 3.3 (Authorization and Approval of Agreements), Section 3.4 (Effect of Agreement), Section 3.6 (Capitalization), Section 3.9 (Tax Matters) and Section 3.17 (Employees and Other Compliance) shall remain operative and in full force and effect until all applicable statutes of limitations shall have expired, in each case, regardless of any investigation made by or on behalf of any of the parties to this Agreement; provided further, however, that no right to indemnification pursuant to Article 9 in respect of any breach of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; provided, however, that the right of indemnification shall be unaffected only with respect to that portion of the applicable representation or warranty that is subject of the Notice of Claim; and provided, further, that such expiration shall not affect the rights of any Buyer Indemnified Party (as defined below) under Article 9 or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation by Seller or the Partners until the expiration of the applicable statute of limitations with respect thereto.

8.2 Survival of Buyer’s and Guarantor’s Representations and Warranties. The representations and warranties of Buyer and Guarantor contained in this Agreement shall survive the Closing and remain in full force and effect until the close of business on the Expiration Date; provided, however that the representations and warranties of Buyer and Guarantor contained in Section 4.5

(Sufficient Funds) of this Agreement shall survive the Closing and remain in full force and effect until the applicable statutes of limitations shall have expired; provided further, however, that no right to indemnification pursuant to Article 9 in respect of any breach of a representation or warranty of Buyer or Guarantor contained in this Agreement that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; provided, however, that the right of indemnification shall be unaffected only with respect to that portion of the applicable representation or warranty that is subject of the Notice of Claim; and provided, further, that such expiration shall not affect the rights of any Seller Indemnified Party (as defined below) under Article 9 or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation by Buyer or Guarantor until the expiration of the applicable statute of limitations with respect thereto.

8.3 Survival of Post-Closing Covenants. All covenants and agreements to be performed by any party pursuant to the terms of this Agreement after the Closing Date shall continue indefinitely to the extent necessary to give effect to their respective terms.

ARTICLE 9

INDEMNIFICATION; HOLDBACK

9.1 Obligations of Seller and the Partners. Subject to the limitations set forth herein, Seller and each Partner (individually, a “Seller Indemnifying Party” and, together, the “Seller Indemnifying Parties”) agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, advisors, representatives, stockholders and assigns (each hereinafter referred to individually as a “Buyer Indemnified Party,” and, collectively, as the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, resulting from or in connection with:

(a) any inaccuracy in or breach of any representation or warranty of Seller or the Partners made in this Agreement, including the Disclosure Schedule and the other exhibits and schedules hereto, and in any other Transaction Document delivered hereunder, as of the Closing Date (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates), disregarding for purposes of this subsection the Disregarded Disclosures;

(b) any failure of any certification made by Seller or any Partner pursuant to Section 2.3 or Article 6 of this Agreement to be true and correct as of the Closing Date or, if different, as of the date such certificate is delivered to Buyer;

(c) any breach of or failure of performance of any covenant of Seller made in this Agreement;

(d) any assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under any bulk sales Law;

(e) the Excluded Liabilities (including, without limitation, any liability or obligation in respect of Transaction Expenses);

(f) the Excluded Assets;

(g) any professional liability incurred, whether known or unknown as of the Closing Date, with respect to any employee or service provider placed by Seller at any time at or prior to the Closing Date which liability first arose at or prior to the Closing Date and which relates to any specialty or discipline for which Seller has placed any such employee or service provider at any time at or prior to the Closing Date; and

(h) any Net Working Capital Decrease and amount deemed to be Losses pursuant to Sections 2.3 and 2.4(b)(ii).

9.2 Obligations of Buyer. Subject to the limitations set forth herein, Buyer (for purposes of this Article 9, the “Buyer Indemnifying Party,” and, together with the Seller Indemnifying Parties, the “Indemnifying Parties”) agrees to indemnify and hold harmless Seller, the Partners and their respective directors, officers, employees, Affiliates, agents, advisors, representatives, members, managers and assigns (each hereinafter referred to individually as a “Seller Indemnified Party,” and, collectively, as the “Seller Indemnified Parties,” and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses directly or indirectly arising out of, resulting from or in connection with (i) any inaccuracy in or breach of the representations and warranties of Buyer or Guarantor made in Article 4 of this Agreement, (ii) any failure of any certification made by Buyer or Guarantor pursuant to Article 7 of this Agreement to be true and correct as of the Closing Date or, if different, as of the date such certificate is delivered to Seller, (iii) any breach or failure of performance of any covenant of Buyer or Guarantor made in this Agreement, (iv) the Assumed Liabilities (including, without limitation, any liability or obligation with respect to Liability Payments to those persons and in those amounts as are set forth on Schedule 2.2(b) hereto), and (v) any failure of Seller to (A) terminate in writing the employment of any Continuing Employee as of the Closing Date or (B) give written notice to any Continuing Employee of the termination, as of the Closing Date, of such Continuing Employee’s employment with Seller, in each case at the request of Buyer.

9.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Party may receive any portion of the Holdback Amount in respect of any claim for indemnification that is made pursuant to Section 9.1(a) or (b) above (other than claims which result from any inaccuracy in or breach of any representation or warranty made by Seller or any Partner in Section 3.1 (Organization, Power and Authority), Section 3.3 (Authorization and Approval of Agreements), Section 3.4 (Effect of Agreement), Section 3.6 (Capitalization), Section 3.7 (Intellectual Property), Section 3.9 (Tax Matters) and Section 3.17 (Employees and Other Compliance), or that involve fraud, willful breach or intentional misrepresentation by Seller or any Partner), unless and until Losses in an aggregate amount greater than $25,000 (the “Basket”) have been incurred, paid or accrued, in which case the Buyer Indemnified Party may make claims for indemnification and may receive cash from the Holdback Amount for all indemnifiable Losses (including the amount of the Basket).

(b) The aggregate amount recoverable by all Buyer Indemnified Parties under this Article 9 from the Seller Indemnifying Parties, including, without limitation, in connection with any representation, warranty, covenant or agreement herein shall not (when aggregated with all other amounts recoverable by such parties hereunder) exceed the Holdback Amount, except for Losses arising out of or related to the following (in which cases, when aggregated with all other amounts recoverable by such parties, the amount recoverable shall not exceed the applicable amounts, if any, set forth in (i) – (iv) of this subsection 9.3(b)): (i) fraud, willful breach or intentional misrepresentation of Seller or any Partner, in which case there shall be no limit to the amount recoverable by all Buyer Indemnified Parties against the party or parties that committed the fraud, willful breach and/or intentional misrepresentation, (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 3.7 (Intellectual Property), in which case the amount recoverable by all Buyer Indemnified Parties shall not exceed the amount equal to the Holdback Amount or the remaining portion thereof, if applicable, plus $1,000,000 (with the entire $1,000,000 available for Claims related to Section 3.7 (Intellectual Property) and Section 3.17 (Employees and Other Compliance)) (for the avoidance of doubt, the maximum amount recoverable pursuant to the foregoing is limited to the Holdback Amount plus $1,000,000 in the aggregate), (iii) any inaccuracy in or breach of any representation or warranty set forth in Section 3.17 (Employees and Other Compliance), in which case the amount recoverable by all Buyer Indemnified Parties shall not exceed the amount equal to the Holdback Amount or the remaining portion thereof, if applicable, plus $1,000,000 (with the entire $1,000,000 available for Claims related to Section 3.7 (Intellectual Property) and Section 3.17 (Employees and Other Compliance)) (for the avoidance of doubt, the maximum amount recoverable pursuant to the foregoing is limited to the Holdback Amount plus $1,000,000 in the aggregate), (iv) Sections 9.1(c) through 9.1(h), in each case for which there shall be no limit to the amount recoverable by the Buyer Indemnified Parties, and (v) any inaccuracy in or breach of any representation or warranty set forth in Section 3.1 (Organization, Power and Authority), Section 3.3 (Authorization and Approval of Agreements), Section 3.4 (Effect of Agreement), Section 3.6 (Capitalization) and Section 3.9 (Tax Matters), for which the aggregate amount recoverable by all Buyer Indemnified Parties shall not exceed the amount of the Purchase Price plus the Earnout Amount payable to Seller.

(c) Notwithstanding anything contained herein to the contrary, the indemnification obligations of the Partners hereunder shall be several and proportionate (based on each Partner’s Pro Rata Interest), and not joint, except in the case of any Loss arising out of or related to fraud, willful breach or intentional misrepresentation of any Partner, in which case (i) the liability of the Partner who has committed such fraud, willful breach or intentional misrepresentation shall be unlimited and (ii) the liability of each Partner who did not commit the fraud, willful breach or intentional misrepresentation shall not exceed the amount equal to such Partner’s Pro Rata Interest in the amount of the Purchase Price plus the Earnout Amount payable to Seller. With respect to Losses arising out of or related to fraud, willful breach and/or intentional misrepresentation of any Partner, the Buyer Indemnified Parties shall first seek indemnification for such Losses against the Partner or Partners who committed the fraud, willful breach and/or intentional misrepresentation and, thereafter, shall seek indemnification for such Losses against any other Partner and/or Seller.

(d) Notwithstanding anything contained herein to the contrary, the aggregate amount recoverable by all Seller Indemnified Parties under this Article 9 from Buyer in connection with any representation, warranty, covenant or agreement herein shall not exceed the Holdback Amount plus the Earnout Amount payable to Seller.

9.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification under this Article 9 by any Indemnified Party for Losses which have been or may be incurred or accrued by such Indemnified Party.

(b) An Indemnified Party may give notice of a Claim under this Agreement by written notice executed by an officer of the Indemnified Party (if the Indemnified Party is not a natural person) or by the Indemnified Party or its authorized representative (if the Indemnified Party is a natural person) (a “Notice of Claim”), to the Indemnifying Party promptly after the Indemnified Party becomes aware of the existence of any potential claim for indemnification under this Article 9, arising from or relating to:

(i) any matter specified in Section 9.1 or Section 9.2; or

(ii) the assertion, whether orally or in writing, against the Indemnified Party of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against the Indemnified Party (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.1 or Section 9.2.

(c) A delay on the part of the Indemnified Party in giving the Indemnifying Party a Notice of Claim shall relieve the Indemnifying Party from any of its obligations under this Article 9 but only to the extent that the Indemnifying Party is materially prejudiced thereby.

(d) All Notices of Claims and other copies or correspondence required to be delivered to any Seller Indemnifying Party or Seller Indemnified Party shall be delivered to Seller and all actions to be taken by any Seller Indemnifying Party or Seller Indemnified Party shall be taken by Seller on behalf of any such Seller Indemnifying Party or Seller Indemnified Party.

(e) The period during which claims may be initiated (the “Claims Period”) for indemnification shall commence at the Closing and terminate on the Expiration Date; provided, however, that (i) the Claims Period for indemnification from and against Losses arising out of, resulting from or in connection with (A) fraud, willful breach or intentional misrepresentation of Seller or any Partner, (B) Losses arising out of, resulting from or in connection with Sections 9.1(c) through 9.1(f), and (C) any inaccuracy in or breach of any representation or warranty set forth in Section 3.1 (Organization, Power and Authority), Section 3.3 (Authorization and Approval of Agreements), Section 3.4 (Effect of Agreement), Section 3.6 (Capitalization), Section 3.9 (Tax Matters) and Section 3.17 (Employees and Other Compliance) shall commence on the Closing Date and terminate upon the expiration of the applicable statute of limitations, and (ii) the Claims Period for indemnification from and against Losses arising out of or relating to (A) fraud, willful breach or intentional misrepresentation of Buyer or Guarantor, (B) Losses arising out of, resulting from or in connection with Sections 9.2(iii) and 9.2(iv), and (C) any inaccuracy in or breach of any representation or warranty set forth in Section 4.5 (Sufficient Funds) shall commence on the Closing Date and terminate upon the expiration of the applicable statute of limitations.

Notwithstanding anything contained herein to the contrary, any Claims for Losses specified in any Notice of Claim delivered to an Indemnifying Party prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the expiration of such Claims Period. For purposes of clarification, with respect to the foregoing sentence, only the items identified in such Notice(s) of Claim shall survive the expiration of the Claims Period.

9.5 Defense of Third-Party Claims.

(a) The Indemnified Party shall determine and conduct the defense or settlement (subject to Section 9.5(b)) of any Third-Party Claim, and the costs and expenses incurred by the Indemnified Party in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Indemnified Party may seek indemnification pursuant to a Claim made by the Indemnified Party hereunder.

(b) Settlement of any Third-Party Claim shall be determinative of the existence of or amount of Losses relating to such matter without the consent of the Indemnifying Party unless the Indemnifying Party shall have objected within ten (10) days after a written request for such consent by the Indemnified Party.

(c) Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to monitor the defense and settlement of any Third-Party Claim and to receive copies of pleadings and other documents related to any Third Party Claim as may be reasonably requested by the Indemnifying Party from time to time, but only to the extent that such monitoring activities, including the receipt of any documents, does not affect any privilege relating to the Indemnified Party or result in the violation or breach by any Indemnified Party of any confidentiality agreement between such Indemnified Party and any other Person. The Indemnifying Party shall bear the entire cost (including the fees and expenses of any attorneys, experts or other service providers) associated with exercising the rights provided in this subsection. For purposes of clarification, this subsection does not give any Indemnifying Party any right to determine or conduct the defense or of any Third-Party Claim or, subject to Section 9.5(b), settlement negotiations with respect to any Third-Party Claim.

9.6 Contents of Notice of Claim. Each Notice of Claim by the Indemnified Party given pursuant to Section 9.4 shall contain the following information:

(a) that the Indemnified Party has directly or indirectly incurred, paid or properly accrued or, in good faith, reasonably believes it shall have to directly or indirectly incur, pay or accrue, Losses in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of Losses claimed by a third party in an Action brought against the Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses to such Indemnified Party under this Article 9);

(b) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on the Indemnified Party’s good faith reasonable belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint, the amount of Losses (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related;

(c) a statement that: (i) the Claims identified in such Notice of Claim (together with Claims set forth in all Notice of Claims theretofore delivered), individually or in the aggregate, do not satisfy the Basket; (ii) the Claims identified in such Notice of Claim (together with Claims set forth in all Notice of Claims theretofore delivered), individually or in the aggregate do satisfy the Basket, or (iii) that the Basket does not apply to such Claims.

9.7 Resolution of Notice of Claim. Each Notice of Claim given by an Indemnified Party shall be resolved as follows:

(a) If, within fifteen (15) days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses (subject to the limits contained in this Article 9) specified in the Notice of Claim in accordance with this Article 9, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Following the delivery of a Notice of Claim to the Indemnifying Party, the Indemnifying Party shall be given such access as it may reasonably require during the Indemnified Party’s normal business hours (or such other times as the parties may agree) to those books and records of the Indemnifying Party in the possession of, and/or under the control of, the Indemnified Party, and access to such personnel or representatives of the Indemnified Party as they may reasonably require for the purposes of determining whether to contest all or any portion of a Notice of Claim.

(c) If the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the fifteen (15) day period specified in Section 9.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by the Indemnified Party and the Indemnifying Party or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Indemnified Party of the written notice from the Indemnifying Party, by binding arbitration between the Indemnified Party and the Indemnifying Party in accordance with the terms and provisions of Section 9.7(d) below.

(d) If no such agreement can be reached after good faith negotiation, either Buyer or Seller may, by written notice to the other, demand arbitration of the matter before arbitrators from Judicial Arbitration and Mediation Services (“JAMS”), unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Buyer (on the one hand) and Seller (on the other hand) shall each select one arbitrator from JAMS, and the two (2) arbitrators so selected shall select a third arbitrator from

JAMS. The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and, if applicable, Buyer shall be entitled to act in accordance with such decision and withhold from any Applicable Earnout Amount owed to Seller pursuant to Section 2.4(c), if any, in accordance with such decision.

(e) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas, Texas under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

9.8 Payment of Indemnification Claims. Any amounts owed to any Buyer Indemnified Party following the resolution of a Claim, as determined by Section 9.7 above, shall be satisfied first from the Holdback Amount and the Earnout Amount, if any. In the event that the aggregate value of such Claims exceeds the Holdback Amount and, following the date that the determination of the Applicable Earnout Amount shall become conclusive and binding on the parties to this Agreement, the Earnout Amount (if any), Seller and the Partners must pay any remaining amounts owed to any Buyer Indemnified Party within fifteen (15) Business Days following the resolution of each Claim. Any amounts owed to any Seller Indemnified Party following the resolution of a Claim, as determined by Section 9.7 above, shall be paid by Buyer to the applicable Seller Indemnified Party within fifteen (15) Business Days following the resolution of such Claim.

9.9 Release of Remaining Holdback Amount. Within ten (10) Business Days following the close of business on the Expiration Date, Buyer shall deliver to Seller all of the remaining Holdback Amount in excess of any Holdback Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Losses specified in any Notice of Claim delivered to Seller before the Expiration Date. If any such Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then Buyer shall retain possession and custody of that portion of the Holdback Amount that equals the total maximum amount of Losses then being claimed by Buyer Indemnified Parties in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, Buyer shall deliver to Seller all of the remaining Holdback Amount (if any) not required to satisfy such Claims.

9.10 Tax Consequences of Indemnification Payments. All payments and offsets (if any) made or received by Buyer pursuant to any indemnification obligations under this Article 9 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.11 Appointment of Seller as Attorney-In-Fact. By execution of this Agreement, each Partner shall be deemed to have irrevocably appointed and designated Seller as the representative of the Partners and as the attorney-in-fact and agent for and on behalf of each Partner with respect to claims for indemnification under this Article 9, the taking by Seller of any and all actions set forth in Section 2.4 and the taking by Seller of any and all actions and the making of any decisions required or permitted to be taken by Seller under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Buyer (on behalf of itself or any other Buyer Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Partners individually); (b) authorize the withholding by Buyer of all or a portion of the Applicable Earnout Amount in satisfaction of indemnification claims by Buyer or any other Buyer Indemnified Party pursuant to this Article 9 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by Buyer or any other Buyer Indemnified Party pursuant to this Article 9 or (ii) any dispute between any Buyer Indemnified Party and any such Partner, in each case relating to this Agreement; (d) receive notices and take such actions as may be necessary or desirable pursuant to Section 2.4 and this Article 9; and (e) take all actions necessary or appropriate in the judgment of Seller for the accomplishment of the foregoing. Seller shall have authority and power to act on behalf of each Partner with respect to the disposition, settlement or other handling of all claims under this Article 9 and all rights or obligations arising under Section 2.4 or this Article 9. The Partners shall be bound by all actions taken and documents executed by Seller in connection with Section 2.4 or this Article 9, and Buyer and other Buyer Indemnified Parties shall be entitled to rely on any action or decision of Seller. No bond shall be required of Seller, and Seller shall receive no compensation for its services as attorney-in-fact hereunder. Notices or communications to or from Seller shall constitute notice to or from each of the Partners.

9.12 Insurance Proceeds. Notwithstanding anything contained herein to the contrary, the amount of any Claims incurred or suffered by an Indemnified Party shall be calculated after giving effect to (a) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Claims, net of any costs or expenses incurred by such Indemnified Party in making the claim for such proceeds, and (b) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third person; provided, however, that no Indemnified Party shall have any obligation to pursue such insurance proceeds or recovery from third persons. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Claims after an Indemnifying Party has made a payment to the Indemnified Party with respect to such Claim, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment with respect to such Claim). As a courtesy to the Indemnifying Party, if requested by the Indemnifying Party following the delivery of a Notice of Claim, the Indemnified Party will endeavor to indicate to the Indemnifying Party whether the Losses set forth in such Notice of Claim are covered under the Indemnified Party’s insurance policies; provided, however, that in no event shall the Indemnified Party have any obligation to pursue recovery under any such insurance policy; provided, further, however, that in no event shall the failure of the Indemnified Party to provide any such indication as to availability of insurance under any insurance policy or to pursue recovery under any insurance policy affect any rights of the Indemnified Party to indemnification for Losses under this Article 9.

ARTICLE 10

TERMINATION

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Buyer and Seller.

10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by Buyer and Seller pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stakeholders or Affiliates; provided, however, that (i) the provisions of Section 5.1 (Confidentiality) (with respect to Seller and the Partners only), this Section 10.2 (Procedure and Effect of Termination) and Article 11 (General) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE 11

GENERAL

11.1 Amendments; Waivers. This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all parties thereto. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

11.2 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such Schedules and Exhibits need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

11.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Except with respect to the dispute resolution mechanisms set forth in Sections 2.3 and 2.4 and Article 9, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware located in Newcastle County and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.4 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign without the consent of any other party its rights hereunder to any subsidiary of Buyer or to any post-Closing purchaser of a substantial part of the Assets.

11.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

11.7 Publicity and Reports. Seller and the Partners shall not release, issue or permit to be made or issued any press release, public statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Buyer. Seller and the Partners shall obtain the prior consent of Buyer to the form and content of any application or report made to any Governmental Entity or which relates to this Agreement, which consent shall not be unreasonably withheld.

11.8 Remedies. Except in the case of fraud or intentional misrepresentation, the rights and remedies set forth in Article 9 of this Agreement shall be the exclusive remedy of the parties to this Agreement to recover for breach of this Agreement or any other Transaction Document. In the case of fraud or intentional misrepresentation of a party, all rights and remedies existing under this Agreement shall be cumulative to, and not exclusive of, any rights or remedies otherwise available to the injured party and the rights and remedies set forth in Article 9 of this Agreement shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies.

11.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

11.10 Notices. All notices and other communications required or permitted between or among the parties under this Agreement shall be in writing and shall be either delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized express courier service, or, if notice or other communication is to Seller, by electronic mail. Such notices, consents and other communications shall be effective upon receipt if delivered in person or sent by facsimile, three (3) Business Days after mailing if sent by mail, and one (1) Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.10:

If to Buyer, addressed to:

c/o AMN Healthcare, Inc.

12400 High Bluff Drive

San Diego, CA 92130

Attention: General Counsel

Fax No.: (858) 509-3587

With a copy (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attention: Steven J. Tonsfeldt

Fax No.: (650) 324-0638

If to Seller, addressed to:

Platinum Select, L.P.

325 N. St. Paul, Suite 4200

Dallas, TX 75201

Attention: Kristi Bomar

Email: kbomar99@yahoo.com

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Attention: Ted Schweinfurth

Fax No.: (214) 965-5914

If to the Partners, addressed to such Partner:

Patrick Aunkst

2318 Throckmorton

Dallas, TX 75219

Kristi Bomar

2650 Lakeforest Ct.

Dallas, TX 75214

Stephanie Houston

6159 Belmont Ave.

Dallas, TX 75214

Robert Quigley

1243 Waterside Circle

Dallas, TX 75218

Lyle Seedig

1600 Harper Lane

Carrollton, TX 75010

or to such other address or to such other person as either party shall have last designated by such notice to the other party (including, without limitation, a designated representative of the Partners).

11.11 Expenses and Attorneys Fees. Each party shall be responsible for its own expenses and attorneys fees incurred in negotiating, executing, preparing and delivering the Transaction Agreements, including, without limitation, all legal, accounting, broker, finder and financial advisor fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitle to recover its costs of suit, regardless of whether the suit proceeds to final judgment.

11.12 Specific Performance. Seller and the Partners each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.13 Guaranty. Guarantor hereby unconditionally guarantees in favor of Seller and the Limited Partners the full performance by Buyer of each of its obligations relating to the payment of the Purchase Price (including, for avoidance of doubt, the Liability Payments, the Holdback Amount (if applicable) and the Net Working Capital Increase (if applicable)), the Earnout Amount (if any), the Healthcare Employee Payroll Amount and all Undetermined Commissions, each pursuant to the terms and conditions of this Agreement and the performance of Buyer’s other obligations under this Agreement.

ARTICLE 12

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this Article 12 have the meanings assigned to them in this Article 12 and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions shall apply.

“401(k) Matching Payment” shall mean any amount required to be paid by Seller as a matching contribution pursuant to the terms of Seller’s 401(k) plan to any Seller Employee’s account under Seller’s 401(k) plan.

“A/R Bank Account” means any account (including, for avoidance of doubt, “lock-box” and other deposit accounts) of Seller into which accounts receivable collections related to the Business and the services rendered by Seller in connection with the Business prior to the Closing Date or by Buyer in connection with the Business after the Closing Date are deposited.

“Action” means any claim, complaint, action, petition, investigation, suit, mediation, arbitration or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Applicable Earnout Amount” means such portion of the Earnout Amount as shall be payable to Seller pursuant to Section 2.4 hereof and as calculated in accordance with the terms set forth on Schedule 2.4 hereto.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assignment of Intellectual Property” means the Assignment of Intellectual Property in the form of Exhibit F hereto.

“Assignment and Assumption of Office Lease” means the Assignment and Assumption of Office Lease agreement in the form of Exhibit G hereto.

“Assignment and Assumption of Office Sublease” means the Assignment and Assumption of Office Sublease agreement in the form of Exhibit H hereto.

“Assignment and Assumption of Temporary Storage Agreement” means the Assignment and Assumption of Temporary Storage Agreement in the form of Exhibit I hereto.

“Assumed Seller Benefit Arrangements” means the Seller Benefit Arrangements identified as such on Schedule 1.1(h) hereto.

“Assumed Working Capital Obligations” means those categorical working capital obligations of Seller set forth on Schedule 12-1 hereto, each in an amount that does not exceed the amount of such obligation in Seller’s ordinary course business consistent with past practices.

“Balance Sheet Date” means December 31, 2007.

“Bill of Sale and Assignment of Contracts” means the Bill of Sale and Assignment of Contracts agreement in the form of Exhibit J hereto.

“Business” means the business of Seller, which includes recruiting and providing temporary and permanent healthcare professionals, placements, staffing, workforce management and educational services to healthcare providers and other healthcare organizations.

“Business Day” means any day (A) other than Saturday or Sunday and (B) other than a day on which the United States federal government is closed for the observance of any holiday.

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Continuing Employees” mean those Seller Employees who become employed by Buyer in connection with the Closing.

“Contract” means any contract, agreement, lease, sub-lease, license, sales order, purchase order, or other legally binding commitment or instrument, whether or not in writing.

“Confidentiality, Non-Competition and Non-Solicitation Agreement” means the Confidentiality, Non-Competition and Non-Solicitation Agreement in the form of Exhibit K hereto.

“Corporate Employee” means any current Seller Employee who is not a Healthcare Employee.

“Customer” means any customer or client of the Business, including, without limitation, the individual healthcare professionals who contract with Seller to provide services at third-party healthcare facilities and the companies, organizations or associations that operate or manage the staffing of healthcare facilities where Seller staffs such healthcare professionals and any individual or entity whose name and/or contact information was collected, processed and/or stored through use of TKO software. Such individual healthcare professionals include, without limitation, radiology, oncology and cardiology technicians, physical, respiratory, occupational and speech therapists, nurses (including LVNs, LPNs and RNs), nurse practitioners, physician assistants, pharmacists and medical laboratory technologists.

“Debt” of Seller means all indebtedness for borrowed money (excluding accounts payable, but including long-term debt and any current portion of long-term debt and any amounts outstanding under any line of credit), obligations with respect to capital leases and obligations or indebtedness related to the factoring of receivables, including, in each case any interest accrued thereon and any fees, charges or penalties payable by Seller in connection with the pre-payment or re-payment of such indebtedness and/or obligations.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof, delivered by Seller and the Partners to Buyer and attached hereto.

“Disputed Mark” means the Trademark PLATINUM HEALTHCARE STAFFING, including standard format and/or with design.

“Disregarded Disclosures” means the statements and information appearing in the section (or subsection) of the Disclosure Schedule that corresponds to such section (or subsection) of Article 3 hereof and which are identified as “Disregarded Disclosures.”

“Domain Names” means all Internet domain name registrations and applications therefor.

“Earnout Amount” means an amount up to $17,445,000, payable to Seller, if at all, pursuant to and in accordance with the provisions of Section 2.4 hereof.

“Earnout Period EBITDA” means net income before interest, tax, depreciation and amortization attributable to the Assets and the Business as operated by Buyer during the Earnout Period as determined in accordance with GAAP.

“Earnout Period Total Revenue” means the total revenue generated by the Assets and the Business as operated by Buyer during the Earnout Period as determined by Buyer pursuant to Section 2.4 hereof.

“EBITDA” means net income before interest, tax, depreciation and amortization of Seller (or of the Business if relating to the Earnout Period), as determined in accordance with GAAP.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Seller.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including quasi-governmental agencies), whether federal, state, local, provincial, domestic or foreign, including, without limitation, the United States Trademark Trial and Appeal Board.

“Guarantor Material Contract” means any “material contract,” within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934, as amended, with respect to Guarantor.

“Healthcare Employee” means any Seller Employee who is a healthcare professional who provides services at third-party healthcare facilities. Such Persons include, without limitation, radiology, oncology and cardiology technicians, physical, respiratory, occupational and speech therapists, nurses, nurse practitioners, physician assistants, pharmacists and medical laboratory technologists.

“Healthcare Employee Payroll Amount” means the aggregate dollar amount of Seller’s Healthcare Employee payroll balance (including any related employer withholding obligations), accrued in the ordinary course of Seller’s business consistent with past practice during the four (4) day period of February 11, 2008 through February 14, 2008. For avoidance of doubt, the Healthcare Employee Payroll Amount shall not include any amount due and payable to any Corporate Employee.

“Knowledge of Seller,” or words of similar import, means the knowledge of a particular fact, circumstance, event or other matter in question by any individual who is an officer, manager or Partner of Seller (collectively, the “Seller Representatives”). Any such Seller Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Seller Representative has actual knowledge of the fact, circumstance, event or other matter in question or (b) such Seller Representative could obtain such knowledge of the fact, circumstance, event or other matter in question by reasonable inquiry under the circumstances.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Legal Requirements” means any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Platinum Select, L.P., dated as of July 6, 2004, by and among the General Partner and each of the Limited Partners.

“Logo” means the Seller Mark set forth on Schedule 12-2 hereto.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable (including, without limitation, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses) actually incurred or properly accrued in accordance with GAAP in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are imposed on or otherwise incurred or suffered by the specified person.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, prospects, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

“Net Working Capital” means the dollar value as of a particular date of (a) the sum of Seller’s (i) cash, (ii) accounts receivable, (iii) accrued revenue and (iv) prepaid expenses, less (b) the sum of Seller’s (i) accounts payable and (ii) accrued expenses.

“Net Working Capital Decrease” means the amount by which the Net Working Capital is less than the sum of (a) seven million, three hundred thousand dollars ($7,300,000) minus (b) $25,000.

“Net Working Capital Increase” means the amount by which the Net Working Capital is greater than the sum of (a) seven million, three hundred thousand dollars ($7,300,000) plus (b) $25,000.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrance” means liens for current Taxes not yet due and payable and any Encumbrance specifically identified on Schedule 12-3 hereto.

“Person” means an association, a corporation, an individual, a partnership, a trust, a limited liability company or any other entity or organization, including a Governmental Entity.

“Primary Mark ‘A’” means the Seller Mark PLATINUM SELECT, including standard format and/or with design.

“Primary Mark ‘B’” means the Seller Mark PLATINUM SELECT STAFFING, including standard format and/or with design.

“Primary Marks” means, collectively, Primary Mark “A,” Primary Mark “B” and the Logo.

“Pro Rata Interest” means each Partner’s interest in Seller (expressed as a percentage set forth on Exhibit A to the Limited Partnership Agreement).

“Seller Balance Sheet” means Seller’s unaudited balance sheet as of the Balance Sheet Date.

“Seller Benefit Arrangement” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, option to acquire equity, severance, employment, change-in-control, fringe benefit, vacation, personal time off, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which (i) any Seller Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or (ii) Seller has any present or future liability.

“Seller Closing Debt” means the Debt of Seller as of the Closing Date other than the Assumed Working Capital Obligations.

“Seller Contracts Workbook” means, collectively, the electronic files of Seller containing a complete list of all Contracts pursuant to which Seller has any continuing obligation to any third party as of the Closing Date or pursuant to which any third party has any continuing obligation to Seller as of the Closing Date, which contracts are copied onto a compact disk for delivery to Buyer

“Seller Employee” means any current or former Partner, officer, manager, employee, consultant or other independent contractor (including, without limitation, healthcare professionals) of Seller.

“Seller Financial Condition Certificate” means a certificate executed by the Chief Financial Officer of Seller, Aunkst and Bomar, dated as of the Closing Date, certifying (A) that the Year End Financial Statements attached to such Seller Financial Condition Certificate are true, correct and complete as of December 31, 2007, (B) the amount of the Seller Closing Debt, (C) the amount of EBITDA of Seller as of December 31, 2007 (as reflected in the Year End Financial Statements), and (D) an itemization of all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, and the amounts of such Transaction Expenses that remain unpaid by Seller immediately prior to the Closing, it being the expressed intent of Buyer, Seller and the Partners that to the maximum extent possible all unpaid Transaction Expenses be deducted from the Purchase Price.

“Seller Financial Statements” means (A) Seller’s unaudited balance sheets dated December 31, 2005 and December 31, 2006, (B) Seller’s unaudited statements of income and statements of cash flows for the years ended December 31, 2005 and December 31, 2006, and (C) the Year End Financial Statements.

“Software” means all computer programs (whether in source code or object code form), data bases, compilers, compilations, software libraries, source code annotations, software architecture designs, layouts and development tools and the programmers’ notes or logs, user, operator and training manuals, and instructions related to any of the foregoing.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” (and, with correlative meaning, “Taxes”) means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs, duties, fees, additions to Tax or additional amounts (whether disputed or not) imposed by a Tax authority, and (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes.

“Territory” means the United States and its territories.

“Trademarks” means all United States and foreign trademarks, service marks, names, trade names, words, designs, logos, trade dress, slogans, symbols, and combinations of the same, and any other general intangibles of like nature, used or intended to be used to identify, distinguish or indicate the source of goods or services, together with all goodwill appurtenant thereto, and all rights to apply for or register, applications for, and registrations of, any of the foregoing.

“Trade Secrets” means all United States and foreign trade secrets and other proprietary or confidential information or technology, in any format, whether tangible or intangible, whether patentable or unpatentable, and whether or not reduced to practice, including, without limitation, confidential business information, know-how, research and development information and data, experimental results and data, tests and all other tangible or intangible proprietary information, financial, marketing and business data, pricing and cost information, business and marketing plans and Customer and supplier lists and information. For example and without any limitation, Trade Secrets includes all subject matter that derives independent economic value, actual or potential, from not being generally known to, and not readily ascertainable without improper means by, other parties.

“Transaction Documents” means this Agreement, the Employment Agreement, each Partner Independent Consultant Agreement, the Bill of Sale and Assignment of Contract Rights, the Assignment and Assumption of Office Lease, the Assignment and Assumption of Office Sublease, the Assignment of Intellectual Property and each Confidentiality, Non-Competition and Non-Solicitation Agreement.

“Transaction Expenses” means all out-of-pocket costs and expenses incurred by, or to be paid or reimbursed by, Seller in connection with this Agreement and the Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Undetermined Commission” means the dollar amount of any commission, benchmark bonus or perm-placement bonus actually payable to a Seller Employee pursuant to a Seller Benefit Arrangement, which amounts shall not exceed those set forth opposite each such Seller Employee’s name on Schedule 5.8(b) hereto.

“Year End Financial Statements” means Seller’s (A) unaudited balance sheet dated December 31, 2007 and (B) unaudited statement of income and statement of cash flows for the year ended December 31, 2007.

INDEX OF OTHER DEFINED TERMS

Defined Term	Section Reference
A/R Bank Accounts	Section 5.4(e)
Agreement	Introduction
Assets	Section 1.1
Assumed Liabilities	Section 1.3
Aunkst	Introduction
Balance Sheet Dispute Notice	Section 2.3
Bank of Texas	Section 6.3
Basket	Section 9.3(a)
Bomar	Introduction
Buyer	Introduction
Buyer Indemnified Party	Section 9.1
Buyer Indemnifying Party	Section 9.2
Claim	Section 9.4(a)
Claims Period	Section 9.4(e)
Closing	Section 2.1
Closing Balance Sheet	Section 2.3
Closing Balance Sheet Certificate	Section 2.3
Closing Date	Section 2.1
COBRA	Section 3.17(i)
Confirmation Certificate	Section 2.3
Contested Claim	Section 9.7(c)
Disputed Mark	Section 5.4(c)
Earnout Period	Section 2.4(a)
Employment Agreement	Recitals
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Expiration Date	Section 8.1
Facility Contract	Section 3.8
General Partner	Introduction

Defined Term	Section Reference
Guarantor	Introduction
Hazardous Materials	Section 3.19
Holdback Amount	Section 2.2(c)
Houston	Introduction
Indemnified Parties	Section 9.2
Indemnifying Parties	Section 9.2
Independent Accountant	Section 2.3
Initial Cash Payment	Section 2.2(a)
Intellectual Property	Section 1.1(a)
Intellectual Property Rights	Section 5.4(a)
JAMS	Section 9.7(d)
Liability Payments	Section 2.2(b)
Limited Partner	Introduction
Material Contract	Section 3.8
Mutual NDA	Section 5.1
Notice of Claim	Section 9.4(b)
Open Source Materials	Section 3.7(n)
Partner Guarantees	Section 5.11
Partners	Introduction
Partner Independent Consultant Agreement	Section 6.6
Pay-Off Letter	Section 6.3
PL Insurance Policy Tail	Section 6.8
Purchase Price	Section 2.2
Purchase Price Allocation Schedule	Section 2.5(b)
Quigley	Introduction
Rights of Set-Off	Section 2.4(c)
Seedig	Introduction
Seller	Introduction
Seller Expenses	Section 2.4(b)(ii)
Seller Indemnified Party	Section 9.2
Seller Indemnifying Party	Section 9.1
Seller License	Section 3.7(b)
Seller Mark	Section 3.7(d)
Operating and Integration Plan	Section 2.4(d)
Seller Source Code	Section 3.7(f)
Statement No. 5	Section 3.10(b)
Third-Party Claim	Section 9.4(b)(ii)
Transfer Taxes	Section 2.5(a)
Uploaded Materials	Section 3.7(p)
WARN Act	Section 3.17(o)

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or caused this Asset Purchase Agreement to be executed by its duly authorized officers, as of the day and year first above written.

BUYER:

PLATINUM SELECT HEALTHCARE STAFFING, INC.

	By:	/s/ Susan R. Nowakowski
	Name:	Susan R. Nowakowski
	Title:	Chief Executive Officer

GUARANTOR:

AMN HEALTHCARE, INC.

	By:	/s/ Susan R. Nowakowski
	Name:	Susan R. Nowakowski
	Title:	Chief Executive Officer

SELLER:

PLATINUM SELECT, L.P.

	By:	Platinum Select Management, L.L.C., its general partner

	By:	/s/ Patrick Aunkst
	Name:	Patrick Aunkst
	Title:	Owner - Manager

[Signature page to Asset Purchase Agreement. Additional signature page follows.]

PARTNERS:

PLATINUM SELECT MANAGEMENT, L.L.C.

	By:	/s/ Patrick Aunkst
	Name:	Patrick Aunkst
	Title:	Owner - Manager

/s/ Patrick Aunkst
PATRICK AUNKST

/s/ Kristi Bomar
KRISTI BOMAR

/s/ Robert Quigley
ROBERT QUIGLEY

/s/ Stephanie Houston
STEPHANIE HOUSTON

/s/ Lyle Seedig
LYLE SEEDIG

1